[LOGO]


NOTICE OF 1996
ANNUAL MEETING,
PROXY STATEMENT AND
1995 ANNUAL REPORT TO
SHAREHOLDERS

MARCH 15, 1996


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                                TABLE OF CONTENTS

Proxy Statement                                                             Page
--------------                                                              ----

Notice of Annual Meeting ...........................................           1

Voting Securities ..................................................           2

[ ]     Nominees for Election ......................................           3

        Stock Ownership of Directors and Officers ..................           6

        Board and Committee Meetings ...............................           6

        Director Compensation ......................................           8

        Executive Compensation

        o  Personnel & Benefits Committee Report ...................           9

        o  Summary Compensation Table ..............................          14

        o  Performance Graph .......................................          16

        o  Employment Agreements ...................................          16

        o  Pension Plans ...........................................          17

[ ]     Approval of Employee Stock Purchase Plan ...................          18

[ ]     Ratification of the Appointment of Independent Auditors ....          20

        Section 16 Compliance ......................................          21

        Future Proposals of Shareholders ...........................          21

        1995 Annual Report to Shareholders .........................  Appendix A

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[ ] Matters to be voted on at the meeting.


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                              ATLANTIC ENERGY, INC.

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

Dear Shareholder:

     The Annual Meeting of Shareholders of Atlantic Energy, Inc. (the "Company") will be held in the Atlantic City Ballroom of Harrah's Casino Hotel, 777 Harrah's Boulevard, Atlantic City, New Jersey, on Wednesday, April 24, 1996, at 3:00 p.m. for the following purposes:

     1. To elect a Board of Directors of nine members to hold office for one year and until their successors have been elected and qualified.

     2. To approve the Atlantic Energy, Inc. and Subsidiaries Employee Stock Purchase Plan.

     3. To ratify the appointment of Deloitte & Touche LLP as independent auditors for the year ending December 31, 1996.

     4. To transact any other business as may properly come before the meeting, or any adjournments thereof.

     PLEASE NOTE THAT THE 1995 ANNUAL REPORT TO SHAREHOLDERS APPEARS AS APPENDIX A TO THIS PROXY STATEMENT.

     To assure your representation at the meeting please sign, date and return your proxy card in the enclosed envelope that requires no postage if mailed in the United States. Directors and officers will be available to talk individually with shareholders before and after the meeting.

     Harrah's Casino Hotel is fully accessible to disabled persons. We will provide sign interpretation for our hearing-impaired shareholders. Special seating will be available for shareholders using wheelchairs.

     IF YOU ARE UNABLE TO ATTEND, PLEASE PROMPTLY RETURN YOUR PROXY CARD SO THAT YOUR SHARES WILL BE REPRESENTED AT THE MEETING.


                                        By Order of the Board of Directors,

                                        [SIGNATURE]

                                        E. D. Huggard
                                        Chairman

March 15, 1996

     PLEASE NOTE: Again this year there will be a Shareholders' Help Desk located in the Atlantic City Ballroom to answer your questions and provide information regarding share transfer, dividend payments and the Dividend Reinvestment and Stock Purchase Plan.

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                            PROXIES AND SOLICITATION

     This proxy statement and accompanying proxy card were first mailed to shareholders on or about March 15, 1996.

     Your proxy is solicited on behalf of the Board of Directors of the Company. If your executed proxy card is returned in advance of the meeting and is not revoked, the shares it represents will be voted in the manner directed. If no direction is given, your proxy will be voted for items 1, 2, and 3. Your proxy may be revoked in writing prior to its exercise. Under New Jersey law, the presence at the meeting of a shareholder who has given a proxy does not revoke the proxy unless the shareholder files written notice of such revocation with the secretary of the meeting prior to the voting of the proxy.

     Other than the election of Directors, which requires a plurality of the votes cast, each matter to be submitted to the shareholders requires the affirmative vote of the majority of the votes cast at the meeting. For purposes of determining the number of votes cast with respect to a particular matter, only votes cast "for" or "against" are included. Abstentions and broker non-votes are counted only for purposes of determining whether a quorum is present at the meeting.

     The solicitation of proxies will be made at the expense of the Company. Proxies will be solicited primarily by mail and may be solicited personally and by telephone. The Company will reimburse banks and brokerage firms for their expenses in forwarding proxy material. The principal executive offices of Atlantic Energy, Inc. are located at 6801 Black Horse Pike, Egg Harbor Township, New Jersey 08234-4130.

                                VOTING SECURITIES

     Record holders of Common Stock at the close of business March 4, 1996 will be entitled to vote at the meeting. At the close of business on March 4, 1996, there were 52,705,284 shares of Common Stock outstanding. Holders of shares of Common Stock are entitled to one vote per share of Common Stock.

                              ELECTION OF DIRECTORS

     At the meeting, nine Directors are to be elected for a term of one year and until their successors have been elected and qualified. Each of the nominees was elected as a Director at the 1995 Annual Meeting of Shareholders. Mr. Huggard will not stand for reelection at the 1996 Annual Meeting of Shareholders.

     IT IS INTENDED THAT SHARES REPRESENTED BY THE PROXIES SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS WILL BE VOTED IN FAVOR OF THE ELECTION OF THE PERSONS LISTED. The management knows of no reason why any nominee for Director would be unavailable. If any nominee should become unavailable, the proxy may be voted for a substitute nominee.

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


                              NOMINEES FOR ELECTION

                                                                                     Director
                                                                                  of the Company
                                                                                 or Atlantic City
                      Name, Age, Principal Occupation and                        Electric Company
                      Business Experience Past Five Years                             Since
                      -----------------------------------                        ----------------
          JOS. MICHAEL GALVIN, JR., 50, President and Chief Executive
[PHOTO]   officer of South Jersey Health Corporation, The Memorial Hospital of
          Salem County, Salem, NJ. Director of Woodstown National Bank and
          Center for Health Affairs ...........................................       1978

Other Information: Mr. Galvin is Chairman of the Personnel & Benefits Committee and a member of the Wholesale Committee of the Board of Directors. He is also a director of Atlantic Energy Enterprises, Inc.

          GERALD A. HALE, 68, President of Hale Resources, Inc., Summit, NJ, a
          health care, industrial/natural resource investment and management
[PHOTO]   company. General Manager of HHH Investment Company, LLC. Director of
          New Jersey Manufacturers Insurance Company, New Jersey Business and
          Industry Association and Hoke, Inc. .................................       1983

Other Information: Mr. Hale is a member of the Personnel & Benefits and Retail
Committees of the Board of Directors. He is also Chairman of Atlantic Energy
Enterprises, Inc.

          MATTHEW HOLDEN, JR., 64, Professor of Government & Foreign Affairs,
[PHOTO]   University of Virginia, Charlottesville, VA. Economic and political consultant, arbitrator. Prior to 1982, Commissioner, Federal Energy
          Regulatory Commission and Wisconsin Public Service Commission .......       1981

Other Information: Mr. Holden is Chairman of the Audit Committee and a member of the Personnel & Benefits and Wholesale Committees of the Board of Directors.

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

                                                                                     Director
                                                                                  of the Company
                                                                                 or Atlantic City
                      Name, Age, Principal Occupation and                        Electric Company
                      Business Experience Past Five Years                             Since
                      -----------------------------------                        ----------------
          CYRUS H. HOLLEY, 59, President of Management Consulting Services,
[PHOTO]   Grapevine, TX. Director and Chief Executive Officer of Oakmont
          Enterprises, Grapevine, TX. Director of UGI Corporation and Kerns Oil
          & Gas Company .......................................................       1990

Other Information: Mr. Holley is Chairman of the Wholesale Committee and a member of the Personnel & Benefits Committee of the Board of Directors. He is also a director of Atlantic Energy Enterprises, Inc.

          JERROLD L. JACOBS, 56, Director, President and Chief Executive Officer
[PHOTO]   of the Company and Chairman and Chief Executive Officer of Atlantic
          City Electric Company. Former Vice President of the Company and
          President of Atlantic City Electric Company .........................        1990

Other Information: Mr. Jacobs is an ex-officio member of all committees of the Board of Directors except the Audit and Personnel & Benefits Committees. He is also a director of Atlantic Energy Enterprises, Inc.

          KATHLEEN MacDONNELL, 47, Corporate Vice President of Campbell Soup
          Company, Camden, NJ. President, Frozen Foods Group, of Campbell Soup
[PHOTO]   Company. Director of the Campbell/Nakano Joint Venture and the
          American Frozen Food Institute. Former Sector Vice President, Prepared
          Foods, and Sector Vice President, Grocery, of Campbell Soup
          Company .............................................................        1993

Other Information: Ms. MacDonnell is Chairwoman of the Retail Committee and a member of the Audit and Personnel & Benefits Committees of the Board of Directors.


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

                                                                                     Director
                                                                                  of the Company
                                                                                 or Atlantic City
                      Name, Age, Principal Occupation and                        Electric Company
                      Business Experience Past Five Years                             Since
                      -----------------------------------                        ----------------

          RICHARD B. McGLYNN, 57, Attorney. Vice President and General Counsel
          of United Water Resources, Inc., Harrington Park, NJ. Former Partner
[PHOTO]   in the law firm of LeBoeuf, Lamb, Greene & MacRae and Former Partner
          in the law firm of Stryker, Tams & Dill .............................       1986

Other Information: Mr. McGlynn is a member of the Finance & Public Policy,
Personnel & Benefits and Retail Committees of the Board of Directors.

          BERNARD J. MORGAN, 59, Financial Investor, Southampton, PA. Director
          of FormMaker Software, Inc., Atlanta, GA. Former Vice Chairman of
          First Fidelity Bancorporation, NJ/PA, Former Vice Chairman, President,
[PHOTO]   Chief Executive Officer and Chief Operating Officer of Fidelcor, Inc.
          Former Chairman, Deputy Chairman, Chief Executive Officer, President
          and Chief Operating Officer of Fidelity Bank, N.A. ..................       1988

Other Information: Mr. Morgan is Chairman of the Finance & Public Policy
Committee and a member of the Audit Committee. He is also a director of Atlantic
Energy Enterprises, Inc.

          HAROLD J. RAVECHE, 52, President of Stevens Institute of Technology,
          Hoboken, NJ. Director of National Westminster Bancorp, Inc. and member
[PHOTO]   of the U.S. Council on Competitiveness and Business Executives for
          National Security. Former Dean of Science, Rensselaer Polytechnic
          Institute ...........................................................       1990

Other Information: Mr. Raveche is a member of the Audit, Finance & Public
Policy, Retail and Wholesale Committees of the Board of Directors.


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                    STOCK OWNERSHIP OF DIRECTORS AND OFFICERS

         The following table sets forth the beneficial ownership of Common Stock of the Company of all directors and nominees, four executive officers, and all directors and officers as a group as of December 31, 1995.

                                                     Beneficial Ownership
                                                      (Shares of Common
            Name                                         Stock) (1)
            ----                                     --------------------
Jos. Michael Galvin, Jr. (a) ......................        9,364
Gerald A. Hale ....................................        5,912
Matthew Holden, Jr. ...............................        4,797
Cyrus H. Holley ...................................        4,850
E. Douglas Huggard (b) ............................       26,241
Jerrold L. Jacobs (c) .............................       53,655
Kathleen MacDonnell ...............................        2,577
Richard B. McGlynn (d) ............................        3,490
Bernard J. Morgan .................................        4,350
Harold J. Raveche .................................        3,155
Michael J. Chesser ................................       29,794
Meredith I. Harlacher, Jr. (e) ....................       30,873
Scott B. Ungerer ..................................        3,828
Marilyn T. Powell .................................        3,106
All Directors and Officers as a Group
  (18 individuals) ................................      243,164
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(1)  Each of the individuals listed beneficially owned less than 1% of the
     Company's outstanding Common Stock.

(a) Share ownership shown for Mr. Galvin includes 4,725 shares beneficially held in a trust.

(b) Share ownership shown for Mr. Huggard excludes 3,006 shares held by his spouse.

(c) Share ownership shown for Mr. Jacobs includes 4,441 shares held jointly with his spouse and 176 shares held in a custodial account for his child.

(d) Share ownership shown for Mr. McGlynn includes 200 shares held in a pension trust of which Mr. McGlynn is the trustee.

(e) Share ownership for Mr. Harlacher includes 5,872 shares held jointly with his spouse.

        MEETINGS OF THE BOARD OF DIRECTORS AND OF COMMITTEES OF THE BOARD

     During 1995, 13 regular meetings of the Board of Directors were held as well as three (3) strategic planning sessions. During 1995, the committees of the Board of Directors met as follows:

                                                             No. of
            Committee                                       Meetings
            ---------                                       --------
            Audit ........................................     5
            Retail .......................................     4
            Wholesale ....................................     4
            Finance & Public Policy ......................     3
            Personnel & Benefits .........................     6

FUNCTIONS OF AUDIT COMMITTEE ARE AS FOLLOWS:

     1. Recommends each year to the Board, the appointment of an independent auditing firm for the Company.

     2. Reviews the scope, magnitude and cost of audit and non-audit services to be performed by independent auditors and makes recommendations to the Board for approval of such services.

     3. Reviews accounting, financial and operating controls with independent auditors, internal auditors and management.

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     4.   Reviews periodic and annual audit reports of internal auditors and independent auditors, meets independently with each and with management, and ascertains whether the recommendations of the independent auditors have been implemented.

     5. Reviews annual financial reports with the independent auditors prior to release.

     6. Reviews and makes recommendations concerning security measures required to protect vital records of the Company.

     7. Inquires about any aspect of the business of the Company, whenever it deems such desirable, to help ensure employees comply with local, state and federal laws and regulations and with the Company's Code of Ethics and Business Conduct Policy.

FUNCTIONS OF PERSONNEL & BENEFITS COMMITTEE ARE AS FOLLOWS:

     1. Reviews and makes recommendations to the Board with respect to selection of officers of Atlantic Energy, Inc. and Atlantic City Electric Company.

     2. Reviews the performance of officers of Atlantic Energy, Inc., Atlantic City Electric Company and the President of Atlantic Energy Enterprises, Inc. and recommends to the Board appropriate compensation levels.

     3. Reviews the compensation paid to outside Directors of the Board of Directors of the Company and Atlantic Energy Enterprises, Inc. and makes recommendations for adjustments.

     4. Monitors the Chief Executive Officer's program of executive development and plans for officer succession at Atlantic Energy, Inc. and Atlantic City Electric Company, monitors the management plan of organization and makes recommendations to the Board as required.

     5. Identifies prospective Director candidates, establishes procedures for shareholders to recommend director candidates and recommends to the Board nominees for election.

     6. Considers and makes recommendations to the Board regarding all retirement plans, including the retirement policy for directors, and post employment benefit plans.

     7. Reviews and makes recommendations regarding the adequacy of all forms of insurance coverage for the Company.

     8. Reviews the funding status of the nuclear plant decommissioning trust of Atlantic City Electric Company.

     The Personnel & Benefits Committee (the "Committee") will consider nominees for Director recommended by shareholders. To be considered by the Committee, any nomination should be submitted to the Secretary, Atlantic Energy, Inc., 6801 Black Horse Pike, Egg Harbor Township, NJ 08234, no later than ninety days prior to the 1997 Annual Meeting of Shareholders and should include the following information: (a) as to each nominee whom the shareholder proposes to nominate,
(i) the name, age, business address and residence address of the nominee, (ii) any other information concerning the nominee that would be required, under the rules of the Securities and Exchange Commission, in a proxy statement soliciting proxies for the election of such nominee, (iii) the consent of the nominee to serve as a director, and (b) as to the shareholder giving the suggestion, (i) the name, business address and residence address of the shareholder, (ii) a statement that the shareholder is a shareholder of record, entitled to vote at the meeting, and intends to nominate each nominee in person or by proxy and
(iii) a description of all arrangements or understandings among shareholder and each nominee and any other persons (naming such persons) pursuant to which the nomination is made by the shareholder.

                              DIRECTOR COMPENSATION

1995 COMPENSATION

     During 1995, non-employee Directors received fees in accordance with the following compensation schedule:

Retainer Fee .....................................  $20,000 Annually
Board Meeting Fee ................................    1,000 Per Meeting Attended
Committee Meeting Fee* (if held same day as
  Board meeting) .................................    1,000 Per Meeting Attended
Committee Meeting Fee* (if held other than
  Board meeting date) ............................    1,150 Per Meeting Attended
Committee or Board Meeting Fee via Telephone .....      150 Per Conference
----------
* Paid to committee members only.

Actual receipt of such amounts may be deferred, with interest, until a time selected by the non-employee Director.

     In 1995, each non-employee Director received a per meeting fee of $1,000 for attendance at strategic planning sessions with management and staff of the Company and its subsidiaries. In 1995, Messrs. Galvin, Hale, Holden, Holley, Huggard, Morgan, and Raveche and Ms. MacDonnell each received $3,000, and Mr. McGlynn received $2,000 for attendance at such sessions.

     In 1995, four non-employee Directors were elected Directors of Atlantic Energy Enterprises, Inc. ("AEE"), a holding company formed to own the shares of capital stock of all of the Company's nonutility subsidiaries. Non-employee directors receive a per meeting fee of $1,000 for attendance at meetings of the Board of Directors of AEE. Ten AEE board meetings were held in 1995. Messrs. Galvin, Hale, Holley and Morgan each received $10,000 for attendance at such meetings.

RIGHT TO RECEIVE STOCK OPTIONS IN LIEU OF RETAINER

     Pursuant to the Equity Incentive Plan ("EIP") no later than June 30 of each year, a non-employee Director may elect to receive an option to purchase Common Stock in lieu of all or a portion of the non-employee Director's annual cash retainer for the following year. The number of shares subject to option is determined pursuant to the following formula:

    number of shares    =    amount of retainer foregone
                             ---------------------------
                             50% of fair market value of shares
                             on first business day of the year

     Non-employee Directors who elect to receive stock options in lieu of retainer will pay 100% of the fair market value of the Company's Common Stock when the foregone compensation is added to the exercise price. In 1996, no options in lieu of retainer will be issued.

DIRECTOR RETIREMENT PLAN

     The Company has established a retirement plan for non-employee Directors ("Director Retirement Plan"). Under the Director Retirement Plan each non-employee Director who has five years of service is eligible to receive benefits for the longer of life or the full number of years the non-employee Director served on the Board. Non-employee Directors who satisfy the service requirement receive an annual benefit starting in the year they terminate service. The annual benefit equals 100% of the annual retainer in effect in the year in which the non-employee Director ended service, less 10% for each year less than ten years of total service as a non-employee Director. In the event of the death of an eligible non-employee Director prior to receiving payments for the number of full years of his or her service, the designated beneficiary of such non-employee Director shall be entitled to a lump-sum payment equal to the difference between the amount the non-employee Director has already received and the amount that would have been received if payments were made for the full number of years of the non-employee Director's service. In 1995, the Director Retirement Plan was amended to provide that in the event of a change of control of the Company (as defined on Page 20 under "Employee Stock Purchase Plan"), any non-employee Director having less than five years of service will be deemed to have served for five years to satisfy the service requirement; and in such event for all Directors, the net present value of the annual benefit will be calculated in accordance with the terms of the Director Restricted Stock Plan and payable in a lump sum.

RESTRICTED STOCK PLANS

     Shares of restricted stock are granted to non-employee Directors to enhance recruitment and retention of highly qualified individuals and to strengthen the commonality of interests between non-employee Directors and shareholders.

     Under the EIP, approved by shareholders in 1994, each non-employee Director receives a grant of 1,000 shares every five years, subject to certain restrictions. In 1995, three non-employee Directors each received a grant under the EIP of 1,000 shares subject to restriction. On December 31 of each year of the five-year period, 200 of the 1,000 shares vest. While a non-employee Director serves as an active member of the Board of Directors, certificates are held by the Company. If a non-employee Director terminates service because of death, disability, retirement from the Board at age 70 or later, or upon failure to be re-elected after being nominated, all shares (vested and nonvested) are delivered to him/her or his/her designated beneficiary, free of restrictions. Non-employee Directors who terminate service for other reasons are delivered only shares that have vested. Commencing on the date of grant, each non-employee Director has the right to vote such shares of Common Stock. Dividends paid on the shares are reinvested in additional shares of common stock and subject to the same restrictions as the initial grant.

     Grants under the EIP commence in the year following a non-employee Director's full vesting in grants previously received by each non-employee Director under the Director Restricted Stock Plan (the "DRSP"). The DRSP was terminated in 1994. The DRSP provided for the one-time grant of 2,000 shares, subject to certain restrictions, to each non-employee Director. Outstanding grants under the DRSP remain in effect and vest at the rate of 200 shares per year for the applicable 10-year period. The restrictions on shares granted under the DRSP are identical to the EIP described above.

     The stock ownership reported for each non-employee Director includes shares granted to them and subject to forfeiture under the EIP and DRSP.

                      PERSONNEL & BENEFITS COMMITTEE REPORT
                            ON EXECUTIVE COMPENSATION

KEY COMPENSATION POLICIES

     The executive compensation policies adopted by the Committee are designed to achieve three objectives:

     o To create a pay-for-performance linkage that makes a significant portion of the total compensation opportunity for executive officers, including the CEO, dependent on achieving key performance objectives set at the corporate, business unit (for unit executives) and individual executive levels.

     o To structure the total compensation package so that it provides a median level of pay in comparison to industry practice when results approximate industry average, while paying significantly above or below these market levels when performance falls significantly above or below the industry average, respectively.

     o To structure the incentive components of compensation for executive officers, including the CEO, so that the creation of long-term shareholder value is the primary focus of incentive opportunity.

(Note: the term executive officers refers to the individuals listed in Table 1--Summary Compensation Table on page 14 of this proxy statement.)

     To achieve these objectives, the Company follows a total compensation philosophy in its approach to executive compensation, including compensation paid to the CEO. Total compensation is comprised of three primary elements: base salary, an annual incentive award ("bonus") and a long-term equity based incentive. Executive officers' total compensation is significantly at risk based upon the financial performance of the Company. If the performance of the Company fails to meet certain predetermined criteria and specific numeric goals, the opportunity to earn incentive compensation is significantly reduced.

COMPENSATION PROGRAMS

     The Committee approves the compensation paid to the executive officers of the Company, including the CEO, who are also officers of Atlantic City Electric Company through a "Utility Compensation Program" adopted by the Committee in 1994. The Committee also approves the compensation paid to an executive officer of the Company who serves as the President and Chief Operating Officer (the "COO") of AEE through an "Enterprise Compensation Program" adopted by AEE's Board of Directors in 1995 and approved by the Committee in 1996. Both compensation programs incorporate the strategic compensation principles noted above. The relative mix of base salary, bonus and long-term incentive awards provided in the Enterprise Compensation Program differs significantly from the mix provided in the Utility Compensation Program, with the Enterprise Compensation Program placing a greater emphasis on at-risk compensation.

COMPETITIVE COMPENSATION

  Utility Compensation Program

     Each year, target levels of executive compensation, including compensation paid to the CEO, are approved by the Committee. These target levels are equivalent to the median compensation levels for comparable executive positions among a panel of 14 similar revenue and asset-sized electric utilities in the eastern United States. This panel is referred to as the peer group which is subject to adjustment as a result of mergers or acquisitions. Target levels are established annually for base salaries and for bonus awards based on median target award levels of the peer group supplemented by median data from the Edison Electric Institute's ("EEI") executive compensation survey covering comparable size utilities in the eastern U.S. EEI survey data are used where matches to comparable positions require this supplemental data. Every two years, target award levels are reviewed for new long-term performance incentive grants based on long-term incentive grant practices within the peer group.

  Enterprise Compensation Program

     Target levels for executive compensation paid to the President and COO of AEE are approved by the Committee. Beginning in 1995 and each year thereafter, these target levels are equivalent to the median and mean compensation and benefits practices for comparable executive positions within a survey group of companies in the nonutility energy services industry that have annual revenues and a total number of employees similar to AEE. Target levels are established annually for base salaries and bonus. Every two years, target award levels are reviewed for long-term performance incentive grants that relate to the performance of AEE based on long-term incentive grant practices within the survey group.

PERFORMANCE BASED COMPENSATION

     The Company's compensation strategy places heavy emphasis on rewarding performance. To this end, the Committee approves objective short-term and long-term performance criteria and specific numeric goals specific to the Utility Compensation Program and the Enterprise Compensation Program that are clearly linked to the creation of shareholder value. Actual results are measured against goals and awards are funded according to established formulas.

     The performance graph on page 16 compares the cumulative total return to shareholders of the Company to that of the peer group.

                                  BASE SALARIES

HOW BASE SALARIES ARE DETERMINED

  Utility Compensation Program

     Base salary guidelines for the executive officers of the Company, including the CEO, who are also officers of Atlantic City Electric Company are based on the salaries paid to executive officers in positions with responsibilities similar to the Company's positions. Using median market data from the peer group and the EEI survey, a competitive salary range is assigned to each executive position. Within these ranges, a "market" salary level is defined for each position that approximates the median survey data. Executive officers, including the CEO, can progress up to a market salary level through demonstrated full proficiency in their basic position and progress further in the salary range through continued growth in critical leadership competencies and success in contributing to stretch financial and operating goals for the business.

     Adjustments to base salary are generally considered each December. The size of any base salary adjustment for each individual executive officer, other than the CEO, is recommended by the CEO to the Committee on the basis of individual performance evaluations. Executive officers are assessed on their relative achievement of objectives assigned to them for the period, their demonstrated leadership competencies and managerial effectiveness and other applicable corporate and business unit accomplishments. The CEO's performance evaluation is conducted by the Committee and reviewed by the full Board. The CEO's performance is assessed on demonstrated leadership competencies and accomplishments in other critical areas that include strategic planning, organizational restructuring, succession planning, communications internal and external to the Company and the overall financial and operating performance of the Company and its subsidiaries.

     In July 1995, the Committee made adjustments to the base salaries of the executive officers, including the CEO. Such adjustments had been delayed since December 1994 pending the results of certain strategic initiatives that began late in 1994 and continued into 1995. The base salary adjustments were adopted retroactive to January 1, 1995 in accordance with the conditions previously established by the Committee.

  Enterprise Compensation Program

     The base salary element of the Enterprise Compensation Program reinforces the development of critical leadership competencies necessary for AEE's success within the context of market-based ranges. Beginning in 1995, the base salary for the executive officer of the Company who serves as the President and COO of AEE was determined based on a competitive survey of the salaries paid to executives with comparable responsibilities in similar-sized companies in the nonutility energy services industry. Using this market data, a broadband salary range is established. In this salary broadband policy, similar to the utility base salary approach, executive officers can progress up to a "market" salary level through demonstrated full proficiency in their basic position and progress further in the salary range through continued growth in critical leadership competencies and success in contributing to stretch financial and operating goals for the business.

     Any adjustment to the base salary of the President and COO of AEE is recommended by the CEO to the Committee. An adjustment to the base salary of the President and COO of AEE was considered in December 1994 and made effective in January 1995 prior to the adoption of the Enterprise Compensation Program. This base salary adjustment was recommended by the CEO to the Committee on the basis of an individual performance evaluation and the relative achievement of assigned business goals.

                      ANNUAL INCENTIVE (BONUS) COMPENSATION

  Utility Compensation Program

     The Executive Annual Incentive Plan is designed to provide executive officers, including the CEO, who are also officers of Atlantic City Electric Company with the opportunity to earn annual bonuses equivalent to median competitive practices when performance matches targeted goals and to increase or decrease significantly from target levels when performance similarly falls above or below the target goals.

     The amount of bonus paid to executive officers other than the CEO is based on the achievement of corporate performance indicators. If the corporate performance indicators are met, the amount of bonus paid may be further modified by business unit specific goal achievement and individual performance rating. The amount of bonus paid to the CEO is determined solely by the achievement of corporate performance indicators.

     For 1995, the target corporate performance indicators and relative weighting of each criteria at the target level were:

     o    55% related to earnings per share of the Company's Common Stock;

     o 10% related to Atlantic City Electric Company lost time accident record;

     o    25% related to cash flow per share of the Company's Common Stock;

          and

     o 10% related to Atlantic City Electric Company customer satisfaction index.

     In 1995, the Company did not achieve the target level for any of the four performance criteria. In 1995 no bonuses were paid to the executive officers including the CEO under the Executive Annual Incentive Plan. One executive officer received a one-time, lump-sum payment in recognition of the achievement of personal goals that had been established as a condition of the executive's employment.

HOW BONUS AMOUNTS ARE DETERMINED

     At the beginning of each year, a target level bonus pool is established. The bonus pool is determined by applying a predetermined target award percentage to the salary range mid-point of each executive officer, including the CEO.

In 1995, the percentages applied to the applicable range mid-points ranged from 20%-30%. These predetermined percentages represent the median compensation practices of the peer group supplemented by EEI survey data. Beginning in 1996, the predetermined percentages will be applied to actual salaries paid to the executive officers including the CEO. The results are summed and the target bonus pool amount is established. At the end of the year, a performance-adjusted bonus pool is calculated by adjusting the target bonus pool upward or downward based on the achievement of corporate performance indicators. The amount of bonus paid to the CEO is based solely on the relative achievement of corporate performance indicators. The amount of bonus paid to executive officers, other than the CEO, is based on the achievement of corporate performance indicators and may be further modified by the relative achievement of business unit goals and individual performance ratings. The total amount of bonuses paid out may, with the approval of the Committee, exceed the amount of the performance-adjusted bonus pool if business unit performance and personal performance results are exceptional. In 1995, none of the performance adjusted bonus pool was paid out.

     At the discretion of the Committee, any bonus allocation may be paid in any combination of cash and restricted stock.

  Enterprise Compensation Program

     The bonus portion of the Enterprise Compensation Program provides for incentive opportunities linked to attainment of AEE business plan goals emphasizing creation of value for Company shareholders and achievement of key financial milestones for the start-up business. For this purpose target award funding is linked to business plan targets for AEE. In the overall program design, this funded award amount can be modified up or down according to individual performance factors. The bonus award earned by the President and COO of AEE for actual performance results achieved in 1995 was linked entirely to specific numeric goals related to AEE's fiscal year results. Beginning in 1996, the bonus opportunity for the President and COO of AEE will also include a component linked to the annual performance of the Company.

     For 1995, the incentive performance criteria and relative weighting of each criteria at the target level for the President and COO of AEE were:

     o 50% related to the increase in net present value of investments/acquisitions; and

     o 50% related to free cash flow generated from operations less cash investments made during the year.

     For 1995, actual performance exceeded the target performance goals, resulting in award funding at 150% of the target size for the President and COO of AEE. This funded amount was not further modified for individual performance factors.

                        LONG-TERM INCENTIVE COMPENSATION

  Utility Compensation Program

     The Company uses an equity-based long-term incentive program, Equity Incentive Plan ("EIP"), to link a major portion of executive compensation directly to the creation of shareholder value. This linkage is accomplished through the granting of stock options, where the award value is based solely on share price appreciation, and the granting of performance-vested restricted stock, where the performance requirements reflect shareholder value creation. The EIP uses three-year cycles to measure actual results against targeted performance. In addition, the EIP is structured to emphasize the accumulation of significant share ownership by management that the Committee believes is an incentive for executive officers to make decisions as owners. Pursuant to the EIP, the first grants of shares subject to restriction and stock options were made in 1994 with subsequent grants scheduled to occur every two years.

STOCK OPTIONS

     The value of stock options is entirely dependent on the share price appreciation of the Company's stock from the date of grant to the exercise of the option.

PERFORMANCE-VESTED RESTRICTED STOCK

     Grants of stock subject to restriction will be earned if, and only if, certain long-term performance criteria are met. One half (50%) of the shares subject to restriction may be earned and vested if, over a three-year period ending January 1, 1997, (known as a performance cycle), total shareholder return (stock price appreciation plus reinvested divi-dends) equals the median or better of the total shareholder return achieved by the peer group. The other half of shares subject to restriction may be earned if cumulative return on shareholder equity over the same performance cycle is at a preapproved standard or better. The earned award level can increase up to 100% of the total shares granted subject to restriction if total shareholder return and cumulative return on shareholder equity reach higher goal levels pre-established by the Committee. Executive officers, including the CEO, are entitled to vote the stock upon grant. Dividends earned on the restricted shares are reinvested and subject to the same performance requirements as the associated grant over the same three-year performance cycle.

  Enterprise Compensation Program

     The long-term incentive portion of the Enterprise Compensation Program divides the incentive opportunity for AEE executives between a portion granted under the Company's EIP (as described above) and a portion that can be earned under the Enterprise Compensation Program upon the achievement of long-term goals. Under this structure, the President and COO of AEE receives one-fourth of his total long-term incentive opportunity through share grants subject to Company performance and stock options issued pursuant to the EIP. The remaining three-fourths of his total long-term incentive opportunity is provided through grants of AEE "phantom stock." Phantom stock is a hypothetical share of stock whose value is contingent on achievement of strategic performance goals by AEE. Grants of phantom stock will be considered every two years, with grants vesting at the end of a four-year performance cycle, except in the case of accelerated vesting at death, total disability or a change of control. Shares of phantom stock have no value until the completion of the applicable performance cycle. The size of the combined grant opportunity is based on median market practice for comparable executive positions within a surveyed group of nonutility energy services companies. Grant guidelines for each grant cycle are established with reference to both a target share value and target achievement levels for each pre-established performance criteria. For the initial grant covering fiscal years 1995 through 1998, the two established performance criteria are:

     o cumulative contribution to earnings per share over a four-year performance cycle, and

     o average annual net cash flow return on invested equity (in excess of a risk-free rate of return) over the same four-year cycle.

                          INDEPENDENCE OF THE COMMITTEE

     The Committee consists of six outside Directors as defined under Section 162(m) of the Internal Revenue Code.

     The Committee is responsible for developing and administering the policies that govern the total compensation program for executive officers, including the CEO. The Committee also administers the EIP and the Enterprise Compensation Program for all participants, including the awards to the executive officers of the Company and its subsidiaries. The Committee determines the performance criteria and specific numeric goals for bonus and long-term incentive compensation to be paid to executive officers, including the CEO.

     The Committee utilizes the services of a qualified compensation consultant in connection with its annual review of the competitiveness and effectiveness of the executive compensation program.

POLICY ON DEDUCTIBILITY OF COMPENSATION

     Section 162(m) of the Internal Revenue Code limits the tax deduction to $1 million for compensation paid to each of the executive officers listed on page
14. The Committee has carefully reviewed the requirements of Section 162(m) and intends to comply with its requirements. Qualifying performance-based compensation is not subject to the deduction limit if certain requirements are met. In 1995, all compensation paid to the executive officers was deductible. For 1996, the Committee does not contemplate that there will be nondeductible compensation.

                                Personnel & Benefits Committee
                                    Jos. Michael Galvin, Jr., Chairman
                                    Gerald A. Hale
                                    Matthew Holden, Jr.
                                    Cyrus H. Holley
                                    Kathleen MacDonnell
                                    Richard B. McGlynn


                       TABLE 1--SUMMARY COMPENSATION TABLE


                                                                                     Long-term Compensation
                                                                              -----------------------------------
                                            Annual Compensation                       Awards            Payouts
                                         ------------------------------------------------------------------------
                                                                     Other
                                                                     Annual   Restricted   Securities              All Other
                                                                     Compen-    Stock      Underlying     LTIP      Compen-
 Name And Principal Position        Year       Salary     Bonus     Sation(1)   ($)(2)     Options(#)    Payouts    Sation(3)
-----------------------------------------------------------------------------------------------------------------------------
J. L. Jacobs                        1995     $435,000        --      $25,528       --          --          --         13,050
 President and Chief Executive      1994      390,583    $120,100     19,895    760,500      36,000        --         11,718
 Officer of the Company and         1993      284,670      70,400     10,575    154,509        --          --          8,540
 Chairman and Chief Executive
 Officer of Atlantic City
 Electric Company
-----------------------------------------------------------------------------------------------------------------------------
M. J. Chesser                       1995      262,000        --        7,039       --          --          --          7,240
 Senior Vice President of the       1994      200,000      89,500    143,899    482,579      18,300        --          6,000
 Company and President and          1993         --          --         --         --          --          --           --
 Chief Operating Officer of
 Atlantic City Electric Company
-----------------------------------------------------------------------------------------------------------------------------
M. I. Harlacher, Jr.                1995      205,133        --       10,070       --          --          --          6,154
 Vice President, Power System       1994      181,100      58,500      9,167    312,650      14,800        --          5,433
 of the Company and Senior          1993      175,067      43,100      7,358    112,009        --          --          5,252
 Vice President, Power System
 of Atlantic City Electric
 Company
-----------------------------------------------------------------------------------------------------------------------------
S. B. Ungerer                       1995      140,000      84,000      3,596       --          --          --          3,500
 Vice President, Energy             1994      115,163      32,200      1,896     59,150       2,800        --            775
 Enterprises of the Company         1993         --          --         --         --          --          --           --
 and President and Chief
 Operating Officer of Atlantic
 Energy Enterprises, Inc.
-----------------------------------------------------------------------------------------------------------------------------
M. T. Powell (4)                    1995      173,856      22,000     60,995       --          --          --          5,216
 Vice President, Marketing of       1994         --          --         --         --          --          --           --
 the Company and Senior Vice        1993         --          --         --         --          --          --           --
 President, Marketing of
 Atlantic City Electric
 Company
-----------------------------------------------------------------------------------------------------------------------------

(1) Includes dividends paid on shares of restricted stock under the Long-Term Incentive Plan ("LTIP") and tax reimbursement payments. The amount reported for Mr. Chesser in 1994 also includes $74,401 for relocation expenses. The amount reported for Ms. Powell in 1995 also includes $32,577 for relocation expenses. The amount reported for Mr. Ungerer in 1995 is an automobile allowance and in 1994 includes $1,100 paid in lieu of a matching 401(k) contribution.

(2) Dollar value of restricted stock awards are based on market price on the date of the award. The aggregate number of shares of stock held subject to restriction and its market value based on the per share closing price of $19.25 on December 29, 1995 are: Mr. Jacobs 42,773 shares/$823,380; Mr.
     Chesser 22,871 shares/$440,267; Mr. Harlacher 19,170 shares/$369,023; Mr.
     Ungerer 2,800 shares/$53,900; and Ms. Powell 2,800 shares/$53,900.

(3) "ALL OTHER COMPENSATION" consists of contributions by Atlantic City Electric Company and Atlantic Energy Enterprises, Inc in 1995 under the Atlantic Electric 401(k) Savings and Investment Plan-A ("401(k) Plan"), a defined contribution plan and a Company matching contribution made pursuant to the Company's Deferred Compensation Plan for Employees ("DCP"), a non-qualified deferred compensation plan. In 1995, the amount shown for 1) Mr. Jacobs includes a $4,620 contribution to the 401(k) Plan and a $8,430 contribution to the DCP; 2) Mr. Chesser includes a $4,620 contribution to the 401(k) Plan and a $2,620 contribution to the DCP; 3) Mr. Harlacher includes a $4,620 contribution to the 401(k) Plan and a $1,543 contribution to the DCP; 4) Mr. Ungerer includes a $3,500 contribution to the 401(k) Plan and 5) Ms. Powell includes a $4,173 contribution to the 401(k) Plan and a $1,043 contribution to the DCP.

(4) Ms. Powell became an officer of the Company on November 9, 1995. In 1995, Ms. Powell received a one-time, lump-sum payment in recognition of the achievement of personal goals established as a condition of employment.

                TABLE 2--AGGREGATED FISCAL YEAR-END OPTION VALUES

                               Number of Securities       Value of Unexercised
                              Underlying Unexercised      In-the-money Options
                               Options at FY-End(#)            at FY_End($)
--------------------------------------------------------------------------------
                                   Exercisable/                Exercisable/
                Name              Unexercisable               Unexercisable
                ----              -------------               -------------
   J. L. Jacobs                     0/36,000                      --
   M. J. Chesser                    0/18,300                      --
   M. I. Harlacher, Jr.             0/14,800                      --
   S. B. Ungerer                     0/2,800                      --
   M. T. Powell                      0/2,800                      --
--------------------------------------------------------------------------------

                COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN*
         AMONG ATLANTIC ENERGY, INC., THE S&P 500 INDEX AND A PEER GROUP

*$100 invested on 12/31/90 in stock or index--including reinvestment of dividends. Fiscal year ended December 31.

                --GRAPHICAL REPRESENTATION OF DATA TABLE BELOW--

                                                  Cumulative Total Return
                                         ---------------------------------------
                                         1991     1992     1993    1994     1995
                                         ----     ----     ----    ----     ----
ATLANTIC ENERGY, INC.                     131      158      159     140      166
PEER GROUP                                132      148      163     140      193
S&P 500                                   130      140      155     157      215


     The above graph compares the performance of Atlantic Energy, Inc. with that of the S&P 500 Index and a peer group of utility companies with the investment weighted based on market capitalization. The peer group is comprised of the following companies:

     Boston Edison Company, Central Hudson Gas & Electric Corp., Central Maine Power Company, Commonwealth Energy System, Delmarva Power & Light Co., DPL Inc., DQE Inc., New York State Electric & Gas Corporation, Orange & Rockland Utilities, Incorporated, Potomac Electric Power Company, Rochester Gas & Electric Corp., SCANA Corporation, UGI Corporation and United Illuminating Company.

EMPLOYMENT AGREEMENTS

     In 1995, the Company entered into employment agreements with each of the executive officers listed in Table 1--Summary Compensation Table on page 14. Such agreements supersede any other agreements existing between the executive officers and the Company. The agreements provide for an initial two-year Employment Period that may be automatically renewed for two years. Under the terms of the agreements each executive officer is entitled to receive 1) a base salary, 2) incentive compensation at the discretion of the Board of Directors based upon the recommendation of the Committee, and 3) any other benefits that are available from time to time to officers of the Company through the Employment Period. The agreements also provide that if the employment of the executive officer is terminated by the Company (or, under certain circumstances, by the executive officer) following a change in control of the Company (defined to include, among other things, the acquisition by any person of 20% or more of the voting power of the Company's Common Stock or the disposition of substantially all the assets of the Company), the executive officer will receive
(a) the executive officer's full base salary through the date of termination,
(b) a cash amount from the Company equal to three times the sum of (x) the executive officer's annual base salary and (y) the higher of the bonus paid to the executive for the most recent fiscal year or the target bonus for the current fiscal year

(the "Minimum Bonus Amount"), (c) the prorated portion of the executive officer's unpaid Minimum Bonus Amount, (d) any other amounts otherwise payable in respect of the Company's otherwise applicable long-term incentive compensation and equity plans and programs, and (e) all vested amounts or benefits owing to the executive officer under the Company's otherwise applicable employee benefit plans and programs. In addition, the executive officer will be entitled to continue to participate in the Company's employee and executive pension, welfare and fringe benefit plans excluding supplemental retirement benefits. For purposes of calculating the executive officer's retirement benefit, three years will be added to both the executive officer's age and service with the Company. The agreements further provide that if the payments described above constitute "excess parachute payments" under applicable provisions of the Internal Revenue Code and related regulations, the Company will pay the executive officer an additional amount sufficient to place the executive in the same after-tax financial position the executive would have been in if the executive had not incurred the excise tax imposed under Section 4999 of the Internal Revenue Code in respect of excess parachute payments. The agreement with J. L. Jacobs establishes an opportunity at the election of J. L. Jacobs to enter into a consulting arrangement with the Company for a term of two years with compensation at $130,000 annually to commence on the date following his retirement, but not before December 1, 1996.

                                  PENSION PLANS

     The following table describes the combined estimated annual retirement benefit payable under the Retirement Plan that is qualified under Section 401(a) of the Internal Revenue Code ("Qualified Plan") and the Excess Benefit Retirement Income Program ("Excess Plan"). The Internal Revenue Code places certain limitations on the amount of pension benefits that may be paid under the Qualified Plan. Any benefits payable in excess of those limitations will be paid under the Excess Plan. In 1995, the Excess Plan was amended to provide for immediate vesting of benefits in the event of a change of control of the Company. The estimated retirement benefits paid to an employee assume a straight life annuity to the employee, retirement at age 65, the average of the highest earnings in five of the ten years preceding retirement and years of service specified.

     The credited full years of service at December 31, 1995 under the Retirement Plan are as follows for the individuals named in the Summary Compensation Table: Mr. Jacobs--34 years; Mr. Chesser--two years, Mr. Harlacher--30 years and Ms. Powell--one year. Mr. Ungerer's participation in the Retirement Plan was terminated in 1994, the year he became affiliated with Atlantic Energy Enterprises, Inc. Mr. Ungerer's credited full years of service under the Retirement Plan, reflecting his term of employment with Atlantic City Electric Company, is 14 years.

                           TABLE 5--PENSION PLAN TABLE

                                         Years of Service
                 --------------------------------------------------------------
Remuneration       25            30            35           40             45
------------       --            --            --           --             --
  $130,000       $ 52,000     $ 62,000      $ 73,000      $ 83,000      $ 94,000
   190,000         76,000       91,000       106,000       122,000       137,000
   250,000        100,000      120,000       140,000       160,000       180,000
   310,000        124,000      149,000       174,000       198,000       223,000
   370,000        148,000      178,000       207,000       237,000       266,000
   430,000        172,000      206,000       241,000       275,000       310,000
   490,000        196,000      235,000       274,000       314,000       353,000
   550,000        220,000      264,000       308,000       352,000       396,000

     Compensation covered for the executive officers named in Table 1--Summary Compensation Table onpage 14 is the same as the total salary and bonus shown in that table. Employees, including executive officers, may elect lump-sum distributions in lieu of the receipt of annual retirement benefits.

     In addition, the Company maintains a Supplemental Executive Retirement Plan ("SERP") for certain Qualified Executives of the Company. The SERP, which has been in effect since January 1983, provides at age 60 and retirement: 1) the annual payment of 25% of final compensation for the longer of 15 years or life and 2) the one time payment of 75% of final compensation in the year of death. For purposes of the SERP, "final compensation" is an amount equal to the executive officer's then annual base salary rate plus the average of the two most recent years' bonuses. Qualified Executives after five
(5) years are fully vested in the SERP. The Board may commence payout of SERP retirement benefits at any time after the Qualified Executive has attained age 55 and retired. Qualified Executives may elect lump-sum distribution in lieu of the receipt of annual payments. The Plan provides for the Company to gross up for federal and state taxes on the SERP payments. In 1995, the SERP was amended to provide for immediate vesting of benefits in the event of a change of control of the Company. Approximately twenty-three (23) former and current officers of Atlantic City Electric Company, including three (3) of the executive officers named in Table 1--Summary Compensation Table, participate in the SERP. Participation in the SERP is limited to these individuals. Annual benefits payable to Qualified Executives who are participants in the SERP, based on current base salary rates and bonuses for the years ended December 31, 1994 and 1995, would upon retirement, be as follows: Mr. Jacobs $125,013; Mr. Chesser $77,188 and Mr. Harlacher, $59,263. These amounts are in addition to the amounts shown in the Pension Plan Table above. In 1995, the Board of Directors adopted the Supplemental Executive Retirement Plan II (the "SERP II"). Qualified Executives who are not participants in the SERP will receive benefits under the SERP II. Qualified Executives after five (5) years are 50% vested with vesting increasing each year until the 10th year of service at which time the Qualified Executive will be 100% vested. At age 55 and older and subject to the vesting provisions, retirement benefits in an amount equal to 60% of final compensation (as defined above) will be available to a Qualified Executive or his/her designated beneficiary for the longer of 15 years or life. Retirement benefits paid to a Qualified Executive pursuant to SERP II will be reduced by any benefits received from certain other retirement plans, and further reduced if the Qualified Executive retires before age 60. In any event, benefits paid to a Qualified Executive pursuant to SERP II shall not exceed 25% of the Qualified Executive's final compensation. For Qualified Executives having less than five years of service, SERP II benefits will vest immediately at the five year level in the event of a change of control of the Company. In the event of death while still employed by the Company, the designated beneficiary of the Qualified Executive shall receive proceeds of a life insurance policy in an amount equal to three times the final compensation of the Qualified Executive. SERP II also provides for benefits in the event a Qualified Executive becomes disabled. One executive officer named in Table I--Summary Compensation Table is a participant in the SERP II. Based on current base salary rates and bonuses for the years ended December 31, 1994 and 1995, the benefits paid to Ms. Powell would, upon retirement, be $50,788.

             APPROVAL OF THE ATLANTIC ENERGY, INC. AND SUBSIDIARIES
                          EMPLOYEE STOCK PURCHASE PLAN

     The Atlantic Energy, Inc. and Subsidiaries (the "Company") Employee Stock Purchase Plan (the "Plan") was approved by the Company's Board of Directors on February 8, 1996 and is being submitted to shareholders for approval at the April 24, 1996 Annual Meeting. The Plan provides for the granting of rights to purchase up to 400,000 shares of the Company's Common Stock to eligible employees of the Company.

     The Plan is intended to promote the interests of the Company and its shareholders by providing eligible employees with additional incentives to encourage equity ownership in the Company in order to increase their proprietary interest in and promote the continued success of the Company. Under the Plan, eligible employees will be permitted to purchase shares of the Company's Common Stock at a price which is less than the current market price thereof.

     The Plan will be administered by the Personnel & Benefits Committee (the "Committee") of the Board of Directors of the Company consisting of members of the Board who are disinterested persons under Rule 16(b)(3) of the Securities Exchange Act of 1934, as amended from time to time, (the "1934 Act"). The Committee shall have the discretionary authority to regulate and interpret the Plan's provisions.

     Employees of the Company who meet the eligibility requirements ("Eligible Employees") may participate in the Plan. The eligibility requirements are: (1) a regular full-time employee must complete at least one Hour of Service no later than 14 calendar days prior to the Offering Commencement Date; (2) an employee who is not a regular, full-time employee must complete 1,000 Hours of Service during the twelve consecutive-month period beginning on the date he or she first performs an Hour of Service and ending no later than 14 calendar days prior to the Offering Commencement Date. No employee may be granted the right to participate in the Plan: (i) if immediately after the grant such employee would own Common Stock, and/or hold options to purchase Common Stock possessing 5% or more of the total combined voting power or value of all classes of Common Stock of the Company; (ii) if his or her rights to purchase Common Stock under all employee stock purchase plans of the Company would accrue at a rate that exceeds $25,000 in fair market value of the Common Stock for each calendar year in which such option is outstanding. Approximately 1,500 employees are eligible to participate in the Plan.

     Employees will be provided with the opportunity to enroll in the Plan once each year. The Plan will be implemented in four Offering Periods beginning on the 15th day of August in each of the years 1996, 1997, 1998 and 1999 with each Offering Period ending on August 14 of the following year. The beginning day of each Offering Period is known as the Offering Commencement Date and the final day of each Offering Period is known as the Purchase Date.

     Eligible Employees may accumulate funds to purchase Common Stock under the Plan by authorizing the Company to deduct an amount from each paycheck and deposit that amount in an interest earning account, ("Employee Account"). An Eligible Employee may not change the amount withheld from such employee's compensation or make separate cash deposits to his or her Employee Account. All payroll deductions received and held by the Company under this Plan may be used by the Company for any corporate purpose and the Company shall not be obligated to segregate such payroll deductions. On the Purchase Date, the Company may apply all or a portion of the total amount of deposits made to an Employee Account, but without interest earned thereon, to the purchase of shares of Common Stock. Interest earned will be distributed in cash to the Eligible Employee.

     The maximum number of shares of Common Stock an Eligible Employee may purchase in an Offering Period under the Plan is a number equal to (1) a dollar amount designated by the Eligible Employee not in excess of 10% of such employee's Annual Base Compensation divided by 85% of the market value of the Common Stock of the Company on the applicable Offering Commencement Date, or (2) a percentage designated by the Eligible Employee equal to the Annual Base Compensation not in excess of 10%, (i) multiplied by such employee's Annual Base Compensation, (ii) divided by 85% of the market value of the Common Stock of the Company on the applicable Offering Commencement Date. Such determination shall be at the discretion of the Committee.

     The purchase price per share of Common Stock under the Plan will be pursuant to law, the lesser of (1) 85% of the market value of a share of Common Stock on the Offering Commencement Date, or (2) 85% of the market value of a share of Common Stock on the Purchase Date. For this purpose, the market value of a share of Common Stock will be equal to the high and low selling price of the stock as reported by the "New York Stock Exchange--Composite Transactions" ("NYSE") published in The Wall Street Journal, or if no trading of Common Stock occurs on the NYSE on that day, the nearest prior business day on which trading occurred.

     The Common Stock purchased by each Eligible Employee will be considered to be issued and outstanding, but may be subject to certain restrictions, as of the close of business on the Purchase Date. The stock offered under the Plan shall consist in whole or in part of (1) authorized but unissued shares of Common Stock of the Company, or (2) shares issued and thereafter acquired by the Company. On December 29, 1995, the closing price on the NYSE was $19.25.

     An Eligible Employee may elect to terminate his or her participation in the Plan during an Offering Period by providing appropriate written notice to the Company. Upon such notice, payroll deductions credited to the Employee's Account will be refunded, without interest, to the employee.

     Upon termination of employment for a reason other than retirement or death, participation in the Plan shall terminate immediately and within a reasonable time thereafter, the employee shall be paid all funds, without interest, then credited to his or her Employee Account. Upon termination of employment due to retirement or death, the employee or employee's beneficiary may elect to (1) withdraw all payroll deductions, without interest, or (2) exercise the option for the purchase of stock on the Purchase Date next following the date of retirement or death, whichever is applicable, for the purchase of the number of whole shares of stock which the accumulated payroll deductions, without interest, in the Employee's Account at the date of retirement or death will purchase at the applicable option price.

     Neither payroll deductions plus interest, if any, credited to an Eligible Employee's Employee Account nor any rights with regard to the exercise of an option to receive stock under the Plan may be assigned, transferred, pledged or otherwise disposed of in any way by such employee other than by will or the laws of descent and distribution. No Eligible Employee will, by reason of participation in the Plan, have any rights as a stockholder of the Company until such employee acquires shares of the Common Stock. The Committee may, in its discretion, require that any shares purchased pursuant to the Plan be subject to certain restrictions regarding the sale of such shares. Under such restrictions, Eligible Employees may not be permitted to sell, transfer, pledge or assign shares purchased under the Plan for a period of not more than one year from the Purchase Date. The Committee has determined that shares acquired on the Purchase Date of the first Offering Period will be subject to a one-year restriction period. Nothing in the Plan confers upon any participant any right to continue in the employment of the Company or its subsidiaries.

     It is the intention of the Company to have the Plan qualify as an "employee stock purchase plan" under Section 423 of the Internal Revenue Code of 1986, as amended, that governs employee stock purchase plans. The provisions of the Plan shall be construed so as to extend and limit participation in a manner consistent with the requirements of that section of the Code. An employee will not be deemed to have received any compensation for federal income tax purposes at the time of the grant or exercise of an option under the Plan. If an employee exercises an option under the Plan and does not dispose of the shares thus acquired until more than two years after the date the option was granted, profit (other than the 15% discount) realized upon such disposition will be taxed as a long-term capital gain. In such case, the Company will not be entitled to a deduction for federal income tax purposes in connection with either the grant or the exercise of the option. Whenever an employee sells the shares or dies, the 15% discount in the option price will be taxed as ordinary income.

     The Committee may amend, alter, or discontinue or suspend the Plan or alter or amend any and all terms of participation at any time but no amendment, alteration, discontinuance or suspension shall be made that would impair the rights of an Eligible Employee without such employee's consent or which, without approval of shareholders, would (1) increase the total number of shares reserved for the purpose of the Plan or the maximum number of shares that each Eligible Employee can elect to purchase; (2) extend the maximum term of an Offering Period under the Plan beyond 12 months; (3) decrease either the option price or change the pricing terms; (4) materially expand the requirements as to eligibility for employees; (5) materially increase benefits under the Plan within the meaning of Rule 16(b)(3) under the 1934 Act to the extent that rule is applicable.

     If, while any options are outstanding under the Plan, the outstanding shares of Common Stock of the Company have increased, decreased, changed into or been exchanged for a different number or kind of shares or securities of the Company through reorganization, merger, recapitalization, reclassification, stock split, reverse stock split, or similar transaction, appropriate and proportionate adjustments may be made by the Committee in the number and/or kind of shares that are subject to purchase under outstanding options and on the option exercise price or prices applicable to such outstanding options.

     In the event of a "change of control" (as defined below) of the Company, each Eligible Employee will be entitled to receive at the next Purchase Date upon the exercise of such option for each share as to which such option shall be exercised, the cash, securities and/or property that a holder of one share of the Common Stock was entitled to receive upon and at the time of such transaction. For purposes of the Plan, a "change of control" shall occur (i) if any person or group becomes the beneficial owner of securities of the Company representing 20 percent or more of the combined voting power of the Company's then outstanding securities; or (ii) when, during any period of 24 consecutive months during the existence of the Plan, the individuals who, at the beginning of such period, constitute the Board of Directors cease for any reason other than death to constitute at least a majority thereof; or (iii) the occurrence of a transaction requiring shareholder approval for the acquisition of the Company by an entity other than the Company or a subsidiary through purchase of assets, or by merger or otherwise.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE APPROVAL OF THE ATLANTIC ENERGY, INC. AND SUBSIDIARIES EMPLOYEE STOCK PURCHASE PLAN.

             RATIFICATION OF THE APPOINTMENT OF INDEPENDENT AUDITORS

     Upon the recommendation of the Audit Committee, the Board of Directors has appointed Deloitte & Touche LLP as independent auditors of the Company for the year ending December 31, 1996. Representatives of Deloitte & Touche LLP will be present at the Annual Meeting, will be available to respond to appropriate questions and will have the opportunity to make a statement if they so desire.

     Although not required, the Board of Directors proposes to submit at the meeting a proposal that the appointment of Deloitte & Touche LLP be ratified. If the shareholders do not ratify the appointment of Deloitte & Touche LLP, the selection of independent auditors will be reconsidered and made by the Board of Directors.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE RATIFICATION OF THE SELECTION OF DELOITTE & TOUCHE LLP.

                              SECTION 16 COMPLIANCE

     The Company believes that during the preceding year its executive officers and directors have complied with all Section 16 filing requirements with the exception of two INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES (Form
3) filings. Such filings advise the Securities and Exchange Commission of the election of an officer or director of the Company and his/her beneficial ownership of securities issued by the Company. The forms were inadvertently filed late on behalf of Mr. Michael J. Barron, an officer of the Company and Mr. Frank F. Frankowski, a former officer of the Company. In addition, certain information reported in the 1995 ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP (Form 5) filed on behalf of Mr. Galvin, a Director of the Company includes a late report of eight transactions that occurred over a two-year period in 1993 and 1994. Each transaction relates to a trust established by Mr. Galvin's employer and includes one open market purchase of 166 shares, one transfer of previously reported shares and six transactions involving 217 shares purchased pursuant to the operation of the Company's Dividend Reinvestment and Stock Purchase Plan.

                        FUTURE PROPOSALS OF SHAREHOLDERS

     To be included in the proxy materials for the 1997 Annual Meeting of Shareholders, any shareholder proposal intended to be submitted for action at that meeting must be received by the Secretary, Atlantic Energy, Inc., 6801 Black Horse Pike, Egg Harbor Township, NJ 08234-4130 on or before November 15, 1996.

     Shareholders wishing to nominate directors or bring business before the meeting must provide written notice to the Secretary of the Company by personal delivery or U.S. mail not later than ninety (90) days prior to the 1997 Annual Meeting of Shareholders. Such notice must 1) describe the business matter to be brought before the meeting and the reasons for conducting such business at the annual meeting; 2) the name and address of the shareholder proposing such business; 3) the number of shares of Common Stock owned by the shareholder, and
4) any material interest of the shareholder in such business.

                                  OTHER MATTERS

     The Company has mailed a 1995 Annual Report to Shareholders and a proxy card together with this proxy statement to all shareholders of record and persons who, according to the records of the Company, hold shares of Common Stock in the Dividend Reinvestment and Stock Purchase Plan or Employee Stock Ownership Plan but do not own any other shares at the close of business on March 4, 1996.

     The Board of Directors does not intend to bring before the meeting any business other than the matters referred to in this proxy statement, and at the date of this proxy statement, the Board of Directors is not aware that any other matters are to be presented for action at the meeting. However, if any other matters properly come before the meeting, or any adjournments thereof, the persons named in the accompanying proxy card will vote in accordance with their discretion on such matters.

     UPON RECEIPT OF A WRITTEN REQUEST OF A BENEFICIAL OWNER OF SECURITIES ENTITLED TO VOTE AT THE MEETING, THE COMPANY WILL PROVIDE, WITHOUT CHARGE, A COPY OF ITS FORM 10-K ANNUAL REPORT AFTER IT IS FILED, ON OR BEFORE MARCH 31, 1996, WITH THE SECURITIES AND EXCHANGE COMMISSION. THE REQUEST SHOULD BE DIRECTED TO INVESTOR RECORDS, ATLANTIC ENERGY, INC., P.O. BOX 1334, 6801 BLACK HORSE PIKE, PLEASANTVILLE, NEW JERSEY 08232.

                      [THIS PAGE INTENTIONALLY LEFT BLANK]

ATLANTIC ENERGY, INC.
1995 ANNUAL REPORT
TO SHAREHOLDERS




                                                                      APPENDIX A

                                TABLE OF CONTENTS

1995 Annual Report to Shareholders                                          Page
----------------------------------                                          ----

     Report of Management ................................................  A-1
     Report of the Audit Committee .......................................  A-2
     Independent Auditors' Report ........................................  A-3
     Consolidated Balance Sheet ..........................................  A-4
     Consolidated Statement of Income ....................................  A-6
     Consolidated Statement of Cash Flows ................................  A-7
     Consolidated Statement of Changes in Common Shareholders' Equity ....  A-8
     Notes to Consolidated Financial Statements ..........................  A-9
     Management's Discussion and Analysis of Financial Condition
       and Results of Operations ......................................... A-25
     Investor Information ................................................ A-32
     Selected Financial Data 1995-1991 ................................... A-34
     Directors of Atlantic Energy, Inc. .................................. A-35
     Officers of Atlantic Energy, Inc. and Subsidiaries .................. A-36

                              REPORT OF MANAGEMENT

     The management of Atlantic Energy, Inc. and its subsidiaries (the Company) is responsible for the preparation of the financial statements presented in this Annual Report. The financial statements have been prepared in conformity with generally accepted accounting principles. In preparing the financial statements, management made informed judgments and estimates, as necessary, relating to events and transactions reported.

     Management has established a system of internal accounting and financial controls and procedures designed to provide reasonable assurance as to the integrity and reliability of financial reporting. In any system of financial reporting controls, inherent limitations exist. Management continually examines the effectiveness and efficiency of this system, and actions are taken when opportunities for improvement are identified. Management believes that, as of December 31, 1995, the system of internal accounting and financial controls over financial reporting is effective. Management also recognizes its responsibility for fostering a strong ethical climate in which the Company's affairs are conducted according to the highest standards of corporate conduct. This responsibility is characterized and reflected in the Company's code of ethics and business conduct policy.

     The financial statements have been audited by Deloitte & Touche LLP, Certified Public Accountants. Deloitte & Touche provides objective, independent audits as to management's discharge of its responsibilities insofar as they relate to the fairness of the financial statements. Their audits are based on procedures believed by them to provide reasonable assurance that the financial statements are free of material misstatement.

     The Company's internal auditing function conducts audits and appraisals of the Company's operations. It evaluates the system of internal accounting, financial and operational controls and compliance with established procedures. Both the external auditors and the internal auditors periodically make recommendations concerning the Company's internal control structure to management and the Audit Committee of the Board of Directors. Management responds to such recommendations as appropriate in the circumstances. None of the recommendations made for the year ended December 31, 1995 represented significant deficiencies in the design or operation of the Company's internal control structure.


                                    [SIGNATURE]

                                    JERROLD L. JACOBS
                                    President and Chief Executive Officer


                                    [SIGNATURE]

                                    MICHAEL J. BARRON
                                    Vice President and Chief Financial Officer

February 2, 1996

                          REPORT OF THE AUDIT COMMITTEE

     The Audit Committee of the Board of Directors is comprised solely of independent directors. The members of the Committee are: Matthew Holden, Jr., Kathleen MacDonnell, Bernard J. Morgan and Harold J. Raveche. The Committee held five meetings during 1995.

     The Committee oversees the Company's financial reporting process on behalf of the Board of Directors. In fulfilling its responsibility, the Committee recommended to the Board of Directors, subject to shareholder ratification, the selection of the Company's independent auditors, Deloitte & Touche LLP. The Committee discussed with the Company's internal auditors and Deloitte & Touche the overall scope of and specific plans for their respective activities concerning the Company. The Committee meets regularly with the internal and external auditors, without management present, to discuss the results of their activities, the adequacy of the Company's system of accounting, financial and operational controls and the overall quality of the Company's financial reporting. The meetings are designed to facilitate any private communication with the Committee desired by the internal and external auditors. No significant actions by the Committee were required during the year ended December 31, 1995 as a result of any communications conducted.


                                      [SIGNATURE]

                                      MATTHEW HOLDEN, JR.

                                      Chairman, Audit Committee

February 2, 1996

[DELOITTE LOGO]

                          INDEPENDENT AUDITORS' REPORT

Deloitte & Touche LLP
Certified Public Accountants
Two Hilton Court
Parsippany, New Jersey 07054

To the Shareholders and the Board of Directors of Atlantic Energy, Inc.:

     We have audited the accompanying consolidated balance sheets of Atlantic Energy, Inc. and subsidiaries as of December 31, 1995 and 1994 and the related consolidated statements of income, changes in common shareholders' equity, and cash flows for each of the three years in the period ended December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Atlantic Energy, Inc. and its subsidiaries at December 31, 1995 and 1994 and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1995 in conformity with generally accepted accounting principles.


[SIGNATURE]

February 2, 1996

                     ATLANTIC ENERGY, INC. AND SUBSIDIARIES

                           CONSOLIDATED BALANCE SHEET

                             (THOUSANDS OF DOLLARS)

                                     ASSETS

                                                            December 31,
                                                   ----------------------------
                                                      1995             1994
                                                   ----------        ----------
Electric Utility Plant:
In Service:
 Production .....................................  $1,187,169        $1,151,661
 Transmission ...................................     366,242           357,389
 Distribution ...................................     691,830           659,619
 General ........................................     183,935           180,204
                                                   ----------        ----------
Total In Service ................................   2,429,176         2,348,873
Less Accumulated Depreciation ...................     794,479           725,999
                                                   ----------        ----------
Net .............................................   1,634,697         1,622,874
Construction Work in Progress ...................     119,270           110,078
Land Held for Future Use ........................       6,941             6,941
Leased Property--Net ............................      40,878            42,030
                                                   ----------        ----------
Electric Utility Plant--Net .....................   1,801,786         1,781,923
                                                   ----------        ----------
Investments and Nonutility Property:
Investment in Leveraged Leases ..................      78,959            78,216
Nuclear Decommissioning Trust Fund ..............      61,802            52,004
Nonutility Property and Equipment--Net ..........      22,743            18,163
Other Investments and Funds .....................      52,780            28,940
                                                   ----------        ----------
Total Investments and Nonutility Property .......     216,284           177,323
                                                   ----------        ----------
Current Assets:
Cash and Temporary Investments ..................       5,691             5,114
Accounts Receivable:
 Utility Service ................................      66,099            54,554
 Miscellaneous ..................................      17,477            14,067
 Allowance for Doubtful Accounts ................      (3,300)           (3,300)
Unbilled Revenues ...............................      41,515            32,070
Fuel (at average cost) ..........................      25,459            28,030
Materials and Supplies (at average cost) ........      25,434            27,823
Working Funds ...................................      14,421            14,475
Deferred Energy Costs ...........................      31,434            10,999
Deferred Income Taxes ...........................        --              12,264
Prepaid Excise Tax ..............................      10,753             5,287
Other ...........................................      13,339             6,596
                                                   ----------        ----------
Total Current Assets ............................     248,322           207,979
                                                   ----------        ----------
Deferred Debits:
Unrecovered Purchased Power Costs ...............      99,817           115,538
Recoverable Future Federal Income Taxes .........      85,858            85,854
Unrecovered State Excise Taxes                         64,274            73,834
Unamortized Debt Costs ..........................      39,004            38,184
Other Regulatory Assets .........................      54,568            47,055
Other ...........................................      10,983            17,865
                                                   ----------        ----------
Total Deferred Debits ...........................     354,504           378,330
                                                   ----------        ----------
Total Assets ....................................  $2,620,896        $2,545,555
                                                   ==========        ==========

       The accompanying Notes to Consolidated Financial Statements are an
                       integral part of these statements.

                     ATLANTIC ENERGY, INC. AND SUBSIDIARIES

                           CONSOLIDATED BALANCE SHEET

                             (THOUSANDS OF DOLLARS)

                         LIABILITIES AND CAPITALIZATION

                                                           December 31,
                                                    ----------------------------
                                                       1995             1994
                                                    ----------        ----------
Capitalization:
Common Shareholders' Equity:
 Common Stock, no par value; 75,000,000 shares
 authorized; issued and outstanding:
 1995--52,531,878; 1994--54,155,245 ............... $  563,436        $  593,475
Retained Earnings .................................    249,741           249,181
                                                    ----------        ----------
Total Common Shareholders' Equity .................    813,177           842,656
Preferred Stock:
 Not Subject to Mandatory Redemption ..............     40,000            40,000
 Subject to Mandatory Redemption ..................    114,750           149,250
Long Term Debt ....................................    829,856           778,288
                                                    ----------        ----------
Total Capitalization (excluding current portion) ..  1,797,783         1,810,194
                                                    ----------        ----------
Current Liabilities:
Preferred Stock Redemption Requirement ............     22,250            12,250
Long Term Debt ....................................     65,247             1,000
Short Term Debt ...................................     30,545             8,600
Accounts Payable ..................................     60,858            66,080
Taxes Accrued .....................................      3,450            10,409
Interest Accrued ..................................     20,315            19,168
Dividends Declared ................................     23,490            24,681
Accrued Employee Separation Costs .................      7,488            26,600
Deferred Income Taxes .............................      2,569              --
Other .............................................     20,554            19,813
                                                    ----------        ----------
Total Current Liabilities .........................    256,766           188,601
                                                    ----------        ----------
Deferred Credits and Other Liabilities:
Deferred Income Taxes .............................    425,875           412,574
Deferred Investment Tax Credits ...................     49,112            51,646
Capital Lease Obligations .........................     40,227            41,111
Other .............................................     51,133            41,429
                                                    ----------        ----------
Total Deferred Credits and Other Liabilities ......    566,347           546,760
                                                    ----------        ----------
Commitments and Contingencies (Note 10)

Total Liabilities and Capitalization .............. $2,620,896        $2,545,555
                                                    ==========        ==========

       The accompanying Notes to Consolidated Financial Statements are an
                       integral part of these statements.


                     ATLANTIC ENERGY, INC. AND SUBSIDIARIES

                        CONSOLIDATED STATEMENT OF INCOME

                             (THOUSANDS OF DOLLARS)

                                                                               For the Years Ended December 31,
                                                                           ----------------------------------------
                                                                            1995             1994            1993
                                                                           --------        --------        --------
Operating Revenues--Electric ...........................................   $953,137        $913,039        $865,675
                                                                           --------        --------        --------
Operating Expenses:
 Energy ................................................................    191,766         210,891         159,438
 Purchased Capacity ....................................................    190,570         130,929         110,781
 Operations ............................................................    152,060         156,409         162,151
 Maintenance ...........................................................     34,379          37,568          45,360
 Depreciation and Amortization .........................................     78,461          73,344          67,950
 State Excise Taxes ....................................................    102,811          97,072         104,280
 Federal Income Taxes ..................................................     45,876          42,529          45,277
 Other Taxes ...........................................................      8,677          10,757          10,854
                                                                           --------        --------        --------
   Total Operating Expenses ............................................    804,600         759,499         706,091
                                                                           --------        --------        --------
Operating Income .......................................................    148,537         153,540         159,584
                                                                           --------        --------        --------
Other Income and Expense:
 Allowance for Equity Funds Used During Construction ...................        817           3,634           2,368
 Employee Separation Costs, net of tax benefit of $9,265 ...............       --           (17,335)           --
 Litigation Settlement, net of tax benefit of $1,321 ...................       --              --            (2,564)
 Other--Net ............................................................      8,241           8,678          12,884
                                                                           --------        --------        --------
   Total Other Income and Expense ......................................      9,058          (5,023)         12,688
                                                                           --------        --------        --------
Income Before Interest Charges .........................................    157,595         148,517         172,272
                                                                           --------        --------        --------
Interest Charges:
 Interest on Long Term Debt ............................................     60,329          57,346          59,385
 Other Interest Expense ................................................      2,550           1,114           1,633
                                                                           --------        --------        --------
   Total Interest Charges ..............................................     62,879          58,460          61,018
 Allowance for Borrowed Funds Used During Construction .................     (1,679)         (2,772)         (1,448)
                                                                           --------        --------        --------
Net Interest Charges ...................................................     61,200          55,688          59,570
                                                                           --------        --------        --------
Less Preferred Stock Dividend Requirements of Subsidiary ...............     14,627          16,716          17,405
                                                                           --------        --------        --------
Net Income .............................................................   $ 81,768        $ 76,113        $ 95,297
                                                                           ========        ========        ========
Average Number of Shares of Common Stock Outstanding
 (in thousands) ........................................................     52,815          54,149          52,888
Per Common Share:
 Earnings ..............................................................      $1.55           $1.41           $1.80
 Dividends Declared ....................................................      $1.54           $1.54          $1.535
 Dividends Paid ........................................................      $1.54           $1.54           $1.53


       The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.




                     ATLANTIC ENERGY, INC. AND SUBSIDIARIES

                      CONSOLIDATED STATEMENT OF CASH FLOWS

                             (Thousands of Dollars)

                                                                          For the Years Ended December 31,
                                                                      ----------------------------------------
                                                                        1995            1994            1993
                                                                      ---------      ---------       ---------
Cash Flows Of Operating Activities:
 Net Income ........................................................  $  81,768      $  76,113       $  95,297
 Deferred Purchased Power Costs ....................................     15,721         14,920          (6,050)
 Deferred Energy Costs .............................................    (20,435)        (3,819)        (15,269)
 Preferred Stock Dividend Requirements .............................     14,627         16,716          17,405
 Depreciation and Amortization .....................................     78,461         73,344          67,950
 Deferred Income Taxes--Net ........................................     25,946         17,863          20,901
 Unrecovered State Excise Taxes ....................................      9,560        (40,128)        (33,706)
 Employee Separation Costs .........................................    (19,112)        26,600            --
 Net (Increase) Decrease in Other Working Capital ..................    (43,068)       (21,472)         30,088
 Other--Net ........................................................      4,893         (2,457)          1,534
                                                                       --------        --------        --------
 Net Cash Provided by Operating Activities .........................    148,361        157,680         178,150
                                                                      ---------      ---------       ---------
Cash Flows Of Investing Activities:
 Utility Construction Expenditures .................................   (100,904)      (119,961)       (138,111)
 Leased Property ...................................................    (10,446)       (10,713)         (9,946)
 Decommissioning Trust Fund Deposits ...............................     (6,424)        (6,424)         (6,424)
 Other--Net ........................................................    (22,596)       (11,276)         (9,832)
                                                                      ---------      ---------       ---------
 Net Cash Used by Investing Activities .............................   (140,370)      (148,374)       (164,313)
                                                                      ---------      ---------       ---------
Cash Flows Of Financing Activities:
 Proceeds from Long Term Debt ......................................    168,904         54,572         464,633
 Retirement and Maturity of Long Term Debt .........................    (57,489)       (42,664)       (370,541)
 Increase (Decrease) in Short Term Debt ............................     21,945          8,600         (14,600)
 Proceeds from Common Stock Issued .................................       --           10,289          16,208
 Repurchase of Common Stock ........................................    (29,626)        (3,909)           --
 Redemption of Preferred Stock .....................................    (24,500)       (24,500)         (5,469)
 Dividends Declared on Preferred Stock .............................    (14,627)       (16,716)        (17,405)
 Dividends Declared on Common Stock ................................    (81,088)       (75,829)        (67,259)
 Other--Net ........................................................      9,067         12,330           8,584
                                                                      ---------      ---------       ---------
 Net Cash (Used) Provided by Financing Activities ..................     (7,414)       (77,827)         14,151
                                                                      ---------      ---------       ---------
Net Increase (Decrease) in Cash and Temporary Investments ..........        577        (68,521)         27,988
Cash and Temporary Investments, beginning of year ..................      5,114         73,635          45,647
                                                                      ---------      ---------       ---------
Cash and Temporary Investments, end of year ........................  $   5,691      $   5,114       $  73,635
                                                                      =========      =========       =========
Supplemental Schedule of Payments:
 Interest ..........................................................  $  61,160      $  62,855       $  52,765
 Income taxes                                                         $  30,769      $  23,374       $  19,565
Noncash Financing Activities:
 Common Stock issued under stock plans .............................  $     137      $   7,652       $  14,088


    The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.


                            ATLANTIC ENERGY, INC. AND SUBSIDIARIES

                             CONSOLIDATED STATEMENT OF CHANGES IN
                                COMMON SHAREHOLDERS' EQUITY

                                 (THOUSANDS OF DOLLARS)

                                                                     Common         Retained
                                                   Shares             Stock         Earnings
                                                  ----------        --------        --------
Balance, December 31, 1992 ....................   52,198,624        $549,147        $242,768
Common Stock issued ...........................    1,308,162          30,296
Net Income ....................................                                       95,297
Capital stock expense of subsidiary ...........                                         (169)
Dividends on Common Stock .....................                                      (81,347)
                                                  ----------        --------        --------
Balance, December 31, 1993 ....................   53,506,786         579,443         256,549
Common Stock issued ...........................      870,159          17,941
Common Stock repurchased ......................     (221,700)         (3,909)
Net Income ....................................                                       76,113
Dividends on Common Stock .....................                                      (83,481)
                                                  ----------        --------        --------
Balance, December 31, 1994 ....................   54,155,245         593,475         249,181
                                                  ----------        --------        --------
Common Stock issued* ..........................        1,633            (413)
Common Stock repurchased ......................   (1,625,000)        (29,626)
Net Income ....................................                                       81,768
Dividends on Common Stock .....................                                      (81,208)
                                                  ----------        --------        --------
Balance, December 31, 1995 ....................   52,531,878        $563,436        $249,741
                                                  ==========        ========        ========

----------

* Included in Common Stock issued are amounts associated with adjustments made for employee stock plans.

       The accompanying Notes to Consolidated Financial Statements are an
                       integral part of these statements.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. SIGNIFICANT ACCOUNTING POLICIES

     Organization--Atlantic Energy, Inc. (the Company, AEI or parent) is the parent of Atlantic City Electric Company (ACE) and Atlantic Energy Enterprises, Inc. (AEE), which are wholly-owned subsidiaries. ACE is a public utility primarily engaged in the generation, transmission, distribution and sale of electric energy. ACE's service territory encompasses approximately 2,700 square miles within the southern one-third of New Jersey with the majority of customers being residential and commercial. ACE, with its wholly-owned subsidiary that operates certain generating facilities, is the principal subsidiary within the consolidated group. On January 1, 1995, AEI transferred direct ownership of its existing nonutility companies to AEE. AEE is a holding company which is responsible for the management of the investments in the nonutility companies consisting of: Atlantic Generation, Inc. (AGI), Atlantic Southern Properties, Inc. (ASP), ATE Investment, Inc. (ATE), Atlantic Thermal Systems, Inc. (ATS), CoastalComm, Inc. (CCI) and Atlantic Energy Technology, Inc. (AET). AGI and its wholly-owned subsidiaries are engaged in the development, acquisition, ownership and operation of cogeneration power projects. AGI's activities, through its subsidiaries, are represented by partnership interests in three cogeneration facilities located in New Jersey and New York. ASP owns and manages a commercial office and warehouse facility located in southern New Jersey. ATE provides funds management and financing to affiliates and manages a portfolio of investments in leveraged leases for equipment used in the airline and shipping industries. ATS and its wholly-owned subsidiaries are engaged in the development and operation of thermal heating and cooling systems. AET is presently concluding the affairs of its subsidiary, which is its sole investment and only activity. CCI was formed in November 1995 and manages investments in telecommunication technology. AEE also has a 50% equity interest in a limited liability company which provides energy management services, including natural gas supply, transportation and marketing.

     Principles of Consolidation--The consolidated financial statements include the accounts of the Company and its subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation. ACE and AEE consolidate their respective subsidiaries. Ownership interests in other entities, between 20% and 50%, where control is not evident, are accounted for using the equity method by recognizing a proportionate share of the results of operations of that investment. The results of operations of the nonutility companies are not significant to the results of the Company and are classified under Other Income in the Consolidated Statement of Income.

     Regulation--The accounting policies and rates of service for ACE are subject to the regulations of the New Jersey Board of Public Utilities (BPU) and in certain respects to the Federal Energy Regulatory Commission (FERC). ACE follows generally accepted accounting principles (GAAP) and financial reporting requirements employed by all industries as specified by the Financial Accounting Standards Board (FASB) and the Securities and Exchange Commission (SEC). However, accounting for rate regulated industries may depart from GAAP applied by other industries as permitted by Statement of Financial Accounting Standards No. 71 (SFAS No. 71). SFAS No. 71 provides guidance on circumstances where the economic effect of a regulator's decision warrants different applications of GAAP as a result of the ratemaking process. In setting rates, a regulator may provide recovery of an incurred cost in a year or years other than the year the cost is incurred. As permitted by SFAS No. 71, costs ordered by a regulator to be deferred or capitalized for future recovery are recorded as a regulatory asset because the regulator's rate action provides reasonable assurance of future economic benefits attributable to these costs. In a non-rate regulated industry, such costs may be charged to expense in the year incurred. SFAS No. 71 further specifies that a regulatory liability is recorded when a regulator orders a refund to customers of revenues previously collected, or when existing rates provide for recovery of future costs not yet incurred. Such treatment is not afforded to non-rate regulated companies. When collection of regulatory assets or relief of regulatory liabilities is no longer probable, the assets and liabilities are applied to income in the year that the assessment is made. Specific regulatory assets and liabilities that have been recorded are discussed elsewhere in the notes to the consolidated financial statements.

     Electric Operating Revenues--Revenues are recognized when electric energy services are rendered, and include estimates for amounts unbilled at the end of the year for energy used by customers subsequent to the last bill rendered for the calendar year.

     Nuclear Fuel--Fuel costs associated with ACE's participation in jointly-owned nuclear generating stations, including spent nuclear fuel disposal costs, are charged to Energy expense based on the units of thermal energy produced.

     Electric Utility Plant--Property is stated at original cost. Generally, the plant is subject to a first mortgage lien. The cost of property additions, including replacement of units of property and betterments, is capitalized. Included in certain property additions is an Allowance for Funds Used During Construction (AFDC), which is defined in the applicable regulatory system of accounts as the cost, during the period of construction, of borrowed funds used for construction purposes and a reasonable rate on other funds when so used. AFDC has been calculated using a semi-annually compounded rate of 8.25% since August 1, 1993. The AFDC rate was 8.95% prior to this date. Property and equipment of the nonutility companies are not significant.

     Depreciation--ACE provides for straight-line depreciation based on: transmission and distribution property--estimated remaining life; nuclear property--remaining life of the related plant operating license in existence at the time of the last base rate case; other depreciable property--estimated average service life. The overall composite rate of depreciation was 3.3% for the last three years. Accumulated depreciation is charged with the cost of depreciable property retired together with removal costs less salvage and other recoveries. Depreciation for the nonutility companies is not significant.

     Nuclear Plant Decommissioning Reserve--A reserve for decommissioning costs is presented as a component of accumulated depreciation and amounted to $60.9 million and $51.1 million at December 31, 1995 and 1994, respectively.

     The SEC has questioned certain accounting practices employed by the electric utility industry concerning decommissioning costs for nuclear generating facilities. The FASB is currently reviewing this issue within the broad context of removal costs relative to all industries. At this time, the Company cannot predict what future accounting practices may be required by the FASB and SEC concerning this issue, or the impact on future financial statements, that any new accounting practices may have.

     Deferred Energy Costs--As approved by the BPU, ACE has a Levelized Energy Clause (LEC) through which energy and energy-related costs (energy) are charged to customers. LEC rates are based on projected energy costs and prior period underrecoveries or overrecoveries. Generally, energy costs are recovered through levelized rates over the period of projection, which is usually a 12-month period. In any period, the actual amount of LEC revenues recovered from customers may be greater or less than the recoverable amount of energy costs incurred in that period. Energy expense is adjusted to match the associated LEC revenues. Any underrecovery (an asset representing energy costs incurred that are to be collected from customers) or overrecovery (a liability representing previously collected energy costs to be returned to customers) of costs is deferred on the Consolidated Balance Sheet as Deferred Energy Costs. These deferrals are recognized in the Consolidated Statement of Income as Energy expense during the period in which they are subsequently included in the LEC. ACE may elect to forgo recovery of certain amounts of otherwise recoverable energy costs. Such amounts are expensed.

     Income Taxes--Deferred Federal and state income taxes are provided on all significant temporary differences between book bases and tax bases of assets and liabilities, transactions that reflect taxable income in a year different than book income, and tax carryforwards. Investment tax credits previously used for income tax purposes have been deferred on the Consolidated Balance Sheet and are recognized in book income over the life of the related property. The Company and its subsidiaries file a consolidated Federal income tax return. Income taxes are allocated to each of the companies within the consolidated group based on the separate return method.

     Earnings Per Common Share--This is computed based upon the weighted average number of common shares outstanding during the year. Common stock equivalents exist but are not included in the computation of earnings per share because they are currently antidilutive.

     Financial Instruments--A number of items within Current Assets and Current Liabilities on the Consolidated Balance Sheet are considered to be financial instruments because they are cash or are to be settled in cash. Due to their short term nature, the carrying values of these items approximate their fair market values. Accounts Receivable--Utility Service and Unbilled Revenues are subject to concentration of credit risk because they pertain to utility service conducted within a fixed geographic region. Investments in Leveraged Leases are subject to concentration of credit risk because they are exclusive to a small number of parties within two industries. The Company has recourse to the affected assets under lease. These leased assets are of general use within their respective industries.

     Other--Debt premium, discount and expenses of ACE are amortized over the life of the related debt. Temporary investments considered as cash equivalents for Consolidated Statement of Cash Flows purposes represent purchases of highly liquid debt instruments maturing in three months or less. ACE's weighted daily average interest rate on short term debt was 6.3% for 1995 and 4.4% for 1994. AEI's weighted daily average interest rate on its short term debt was 6.3% for 1995. There was no short term debt for AEI in 1994.

     The preparation of financial statements in conformity with GAAP requires management at times to make certain judgments, estimates and assumptions that affect amounts and matters reported at the year end dates and for the annual periods presented. Actual results could differ from those estimates. Any change in the judgments, estimates and assumptions used, which in management's opinion would have a significant effect on the financial statements, will be reported when management becomes aware of such changes.

     New Accounting Standards--The FASB issued two new statements in 1995--Statement No. 121 "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of" and Statement No. 123 "Accounting for Stock-Based Compensation". Both statements are effective for the Company in 1996. Statement No. 121 primarily concerns accounting for the impairment and disposal of property, plant and equipment. Statement No. 123 permits a fair value-based method to account for stock-based compensation as an alternative to the intrinsic value-based method that is currently permitted. The Company currently employs stock-based compensation which has not had a material impact on the financial statements. Should the Company elect to continue to use the intrinsic value-based method to account for stock-based compensation, the statement requires, if material, certain disclosures as if the fair value-based method was used. The Company has not yet fully assessed the impacts on its financial statements of the requirements of these new accounting standards.

     Certain prior year amounts have been reclassified to conform to the current year reporting of these items.

NOTE 2. INCOME TAXES

     The components of Federal income tax expense for the years ended December 31 are as follows:


        (000)                                                               1995       1994        1993
        ----                                                              -------     -------     -------

        Current ........................................................  $20,483     $19,729     $25,349
        Deferred .......................................................   25,993      17,414      20,247
        Investment Tax Credits Recognized on Leveraged Leases ..........      (28)         --         (12)
                                                                          -------     -------     -------
        Total Federal Income Tax Expense ...............................   46,448      37,143      45,584
        Less Amounts in Other Income ...................................      572      (5,386)        307
                                                                          -------     -------     -------
        Federal Income Taxes in Operating Expenses .....................  $45,876     $42,529     $45,277
                                                                          =======     =======     =======


     A reconciliation of the expected Federal income taxes compared to the reported Federal income tax expense computed by applying the statutory rate for the years ended December 31 follows:


        (000)                                                               1995       1994        1993
        ----                                                              -------     -------     -------
        Statutory Federal Income Tax Rate ..............................       35%         35%         35%
        Income Tax Computed at the Statutory Rate ......................  $49,995     $45,490     $55,400
        Plant Basis Differences ........................................    1,307         (27)     (5,171)
        Amortization of Investment Tax Credits .........................   (2,562)     (2,534)     (2,546)
        Tax Adjustments ................................................     (897)     (4,097)     (2,071)
        Other-Net ......................................................   (1,395)     (1,689)        (28)
                                                                          -------     -------     -------
        Total Federal Income Tax Expense ...............................  $46,448     $37,143     $45,584
                                                                          =======     =======     =======
        Effective Federal Income Tax Rate ..............................       33%         29%         30%


     State income tax expense is not significant.

     Items comprising deferred tax balances as of December 31 are as follow:


        (000)                                                               1995       1994
        -----                                                            --------    --------
        Deferred Tax Liabilities:

         Plant Basis Differences .....................................   $316,834    $304,476
         Leveraged Leases ............................................     71,180      61,409
         Unrecovered Purchased Power Costs ...........................     28,209      33,557
         State Excise Taxes ..........................................     22,527      25,842
         Other .......................................................     32,825      24,732
                                                                         --------    --------
           Total Deferred Tax Liabilities ............................    471,575     450,016
                                                                         --------    --------
        Deferred Tax Assets:
         Deferred Investment Tax Credits .............................     26,511      27,879
         Employee Separation Costs ...................................      2,621       6,932
         Other .......................................................     13,999      15,245
                                                                         --------    --------
           Total Deferred Tax Assets .................................     43,131      50,056
                                                                         --------    --------
           Total Deferred Taxes-Net ..................................   $428,444    $399,960
                                                                         ========    ========


     At December 31, 1995 and 1994, deferred tax assets exist for cumulative state income tax net operating loss (NOL's) carryforwards. Valuation allowances of virtually the same amounts have been recorded. The effects of the state NOL's and associated valuation allowances are not material to consolidated results of operations and financial position. At December 31, 1995, unexpired state NOL's amount to approximately $72 million, with expiration dates from 1996 through 2002.

     At December 31, 1995 there was an estimated remaining Federal Alternative Minimum Tax (AMT) credit of approximately $7 million. The AMT credit is available for an indefinite carryforward period against future Federal income tax payable, to the extent that the regular Federal income tax payable exceeds future AMT payable. The AMT is included with the tax effects of leveraged leases.

     Deferred tax costs associated with additional deferred tax liabilities resulting from a prior year accounting change are recorded on the Consolidated Balance Sheet as Recoverable Future Federal Income Taxes. This recognition is given for the probable amount of revenue to be collected from ratepayers for these additional taxes to be paid in future years.

NOTE 3. RATE MATTERS OF ACE

ENERGY CLAUSE PROCEEDINGS

                    CHANGES IN LEVELIZED ENERGY CLAUSE RATES

                                   1993--1995

                                Amount         Amount
                  Date         Requested       Granted        Date
                  Filed       (millions)     (millions)     Effective
                  -----       ----------     ----------     ---------
                  3/93           $14.2         $10.9          10/93
                  2/94            63.0          55.0           7/94
                  4/95            37.0          37.0           7/95

     ACE's Levelized Energy Clause (LEC) is subject to annual review by the BPU.

     In March 1993, ACE filed a petition with the BPU requesting a $14.2 million increase in LEC revenues for the June 1, 1993 through May 31, 1994 LEC period. Effective for service rendered on and after October 1, 1993, the BPU approved an increase of $10.9 million. The request was reduced primarily to return to customers an additional 25%, or $3.8 million, of a $15.5 million litigation settlement with the operator of the Peach Bottom Atomic Power Station.

     On February 8, 1994, ACE filed a petition with the BPU requesting an increase in LEC revenues of $63 million for the period June 1, 1994 through May 31, 1995. The increase was primarily due to the additional costs incurred from two new independent power producers (IPPs) scheduled to begin commercial operation during the 1994/1995 LEC period. The requested amount was reduced by $84 million as a result of the utilization of $56 million of current base rate revenues associated with a utility power purchase contract expiring in May 1994 and the Southern New Jersey Economic Initiative (SNJEI), an ACE initiative that forgoes the recovery of $28 million of energy costs that ACE will incur during the LEC period. On November 30, 1994, the BPU rendered its final decision approving the continuation of a provisional LEC rate increase of $55 million that had been in effect since July 26, 1994.

     On April 17, 1995, ACE filed a petition with the BPU requesting a $37 million increase in LEC revenues for the period June 1, 1995 through May 31, 1996. This filing represents the first that includes a full year of costs for capacity and energy with all four of the IPPs with which ACE is under contract. The requested amount had been reduced by ACE from $67.6 million by forgoing $10 million in LEC revenues under the SNJEI and deferring $20.6 million of LEC costs that ACE will incur during the 1995/1996 LEC period for recovery in a future LEC period. Effective July 7, 1995, the BPU approved a provisional increase of $37 million effective for service rendered on and after July 7, 1995. On November 15, 1995, the Administrative Law Judge (ALJ) recommended that the provisional rates be made final. On December 1, 1995, the Ratepayer Advocate, the BPU Staff and ACE agreed to a stipulation recommending that the ALJ's findings be accepted by the BPU. A final decision is expected from the BPU by the end of March 1996.


OTHER RATE PROCEEDINGS

     In November 1993, ACE filed a petition with the BPU requesting that hotel-casino customers be permitted to take service under rate schedules offered to all other commercial and industrial customers. On June 23, 1994, the BPU approved the request. Prior to BPU approval, hotel-casino customers were served under the Hotel Casino Service rate schedule, the highest rate for service of all ACE's service classes. Effective July 1, 1994, all hotel-casino customers began taking service under a general service rate schedule. The effect of this change was not material to the results of operations.

     On September 14, 1994, the BPU issued an order supporting the investigation of the double recovery of capacity costs from nonutility generation projects. This issue relates to the Ratepayer Advocate's allegation that ACE, along with other New Jersey electric utility companies, is recovering cogeneration capacity costs concurrently in base rates and LEC rates. The order confirmed the establishment of a generic proceeding to review the nonutility capacity cost recovery methodology and ordered that the matter be reviewed in a two phase proceeding. The scope of the issues to be resolved during the first phase of the proceeding include: 1) the determination of the existence, or lack of existence, of the double recovery as a result of the traditional LEC pass-through of nonutility generation capacity costs; 2) the quantification of any double recovery found to exist for each utility for the relevant periods; 3) a determination of an appropriate remedy or adjustment if double recovery is found to occur and the periods of time over which an adjustment would be applicable. Following the conclusion of the first phase of the proceeding, the BPU, in the second phase, will render a final decision regarding the specific findings of the Office of Administrative Law and address the broader issues relating to the appropriate prospective purchase power capacity cost recovery methods. In September 1995, the Ratepayer Advocate filed testimony that claims ACE's overrecovery of capacity costs for the four-year period June 1991 through May 1995 is $46 million. The Ratepayer Advocate also filed testimony supporting similar claims for other New Jersey electric utilities. In December 1995, ACE and the other electric utilities filed testimony rebutting the Ratepayer Advocate's claims. Litigation is expected to continue in 1996; the BPU's final decision is not expected until the latter part of 1996. At this time, ACE cannot predict the outcome of this proceeding and cannot estimate the impact that the double recovery issue may have on future rates.

NOTE 4. RETIREMENT BENEFITS

PENSION

     ACE has a noncontributory defined benefit pension plan covering substantially all of its employees and those of its wholly-owned subsidiary. Benefits are based on an employee's years of service and average final pay. ACE's policy is to fund pension costs within the guidelines of the minimum required by the Employee Retirement Income Security Act and the maximum allowable as a tax deduction. Each company is allocated its participative share of plan costs and contributions.

     Net periodic pension costs include:


  (000)                                                              1995           1994          1993
  -----                                                             -------        -------       -------
  Service cost-benefits earned during the period ................   $ 6,363        $ 6,871       $ 7,196
  Interest cost on projected benefit obligation .................    14,794         15,390        16,016
  Actual return on plan assets ..................................   (44,067)          (860)      (23,200)
  Other-net .....................................................    28,379        (16,885)        5,496
                                                                    -------        -------       -------
  Net periodic pension costs ....................................   $ 5,469        $ 4,516       $ 5,508
                                                                    =======        =======       =======


     Of these costs, $3.0 million were charged to operating expense in both 1995 and 1994 and $5.2 million in 1993. The remaining costs, which are associated with construction labor, were charged to the cost of new utility plant. Actual return on plan assets and other-net for 1995 primarily reflect the favorable market conditions from the investment of plan assets and expected returns versus the unfavorable market conditions in 1994.

     A reconciliation of the funded status of the plan as of December 31 is as follows:


  (000)                                                   1995          1994
  -----                                                 --------      --------
  Fair value of plan assets ........................... $212,000      $190,200
  Projected benefit obligation ........................  213,470       206,742
                                                        --------      --------
  Plan assets less than projected benefit obligation ..   (1,470)      (16,542)
  Unrecognized net transition asset ...................   (1,550)       (1,722)
  Unrecognized prior service cost .....................      282           306
  Unrecognized net loss ...............................   10,006        24,106
                                                        --------      --------
  Prepaid pension cost ................................ $  7,268      $  6,148
                                                        ========      ========
  Accumulated benefit obligation:
    Vested benefits ................................... $169,044      $166,602
    Nonvested benefits ................................    3,413           485
                                                        --------      --------
      Total ........................................... $172,457      $167,087
                                                        ========      ========


     At December 31, 1995, approximately 65% of plan assets were invested in equity securities, 21% in fixed income securities and 14% in other investments. The assumed rates used in determining the actuarial present value of the projected benefit obligation at December 31 were as follows:

                                                          1995         1994
                                                          ----         ----
      Weighted average discount ........................   7.0%        7.5%
      Anticipated increase in compensation .............   3.5%        3.5%


     The assumed long term rate of return on plan assets was 8.5% for both 1995 and 1994.

OTHER POSTRETIREMENT BENEFITS

     ACE and its subsidiary provide certain health care and life insurance benefits for retired employees and their eligible dependents. Substantially all employees may become eligible for these benefits if they reach retirement age while working for the companies. Benefits are provided through insurance companies and other plan providers whose premiums and related plan costs are based on the benefits paid during the year. ACE has a tax qualified trust to fund these benefits. Each company is allocated its participative share of plan costs and contributions.

     Net periodic other postretirement benefit costs include:


(000)                                                                      1995          1994           1993
-----                                                                    -------        -------       -------
Service cost-benefits attributed to service during the period ........   $ 2,891        $ 3,817       $ 3,045
Interest cost on accumulated postretirement benefits obligation ......     8,107          8,450         7,133
Actual return on plan assets .........................................    (1,437)           100          (255)
Amortization of unrecognized transition obligation ...................     3,893          3,893         3,893
Other-net ............................................................       404           (700)         (711)
                                                                         -------        -------       -------
Net periodic other postretirement cost ...............................   $13,858        $15,560       $13,105
                                                                         =======        =======       =======


     These costs were allocated as follows:


(millions)                                                                  1995           1994          1993
----------                                                                  ----           ----          ----
Operating expense ....................................................      $5.0           $5.6          $3.3
New utility plant-associated with construction labor .................        .6             .2           1.7
Regulatory asset .....................................................       8.3            9.8           8.1


     The regulatory asset represents the amount of cost recognized in excess of the amount of cost currently recovered in rates. These excess costs are deferred as authorized by an accounting order of the BPU pending future recovery through rates.

     A reconciliation of the funded status of the plan as of December 31 is as follows:


(000)                                                                   1995          1994
-----                                                                 --------      --------
Accumulated benefits obligation:
 Retirees ..........................................................  $ 64,516      $ 43,265
 Fully eligible active plan participants ...........................     6,954        18,010
 Other active plan participants ....................................    33,649        60,588
                                                                      --------      --------
  Total accumulated benefits obligation ............................   105,119       121,863
Less fair value of plan assets .....................................    16,500        14,700
                                                                      --------      --------
Accumulated benefits obligation in excess of plan assets ...........    88,619       107,163
Unrecognized net loss ..............................................   (15,335)      (19,223)
Unamortized unrecognized transition obligation .....................   (47,057)      (70,075)
                                                                      --------      --------
Accrued other postretirement benefits cost obligation ..............  $ 26,227      $ 17,865
                                                                      ========      ========


     The accumulated benefit obligation for retirees and other active plan participants for 1995 reflect the impact of ACE's workforce reduction program and a lower discount rate effective in 1995. The unamortized unrecognized transition obligation for 1995 was reduced by certain changes to the plan.

     At December 31, 1995, approximately 80% of plan assets were invested in fixed income securities and 20% in other investments.

     The assumed health care costs trend rate for 1996 is 9% and is assumed to evenly decline to an ultimate constant rate of 5% in the year 2001 and thereafter. If the assumed health care costs trend rate was increased by 1% in each future year, the aggregate service and interest costs of the 1995 net periodic benefits cost would increase by $1.8 million, and the accumulated postretirement benefits obligation at December 31, 1995 would increase by $12.1 million. The weighted average discount rate assumed in determining the accumulated benefits obligation was 7% for 1995 and 7.5% for 1994. The assumed long term return rate on plan assets was 7% for both 1995 and 1994.

NOTE 5. JOINTLY-OWNED GENERATING STATIONS

     ACE owns jointly with other utilities several electric production facilities. ACE is responsible for its pro-rata share of the costs of construction, operation and maintenance of each facility.

     The amounts shown represent ACE's share of each facility at, or for the year ending, December 31, including AFDC as appropriate.


                                                                             Peach                        Hope
                                              Keystone      Conemaugh       Bottom          Salem         Creek
                                              --------      ----------    ----------     ----------     ---------
  Energy Source                                 Coal           Coal         Nuclear        Nuclear       Nuclear
  Company's Share (%/MWs)                     2.47/42.3      3.83/65.4    7.51/157.0     7.41/164.0     5.00/52.0

  Electric Plant in Service (000):
   1995 ....................................  $ 12,719       $ 35,371       $128,398      $214,306       $239,499
   1994 ....................................    11,293         26,607        125,003       206,804        238,980
  Accumulated Depreciation (000):
   1995 ....................................  $  3,277       $  6,445       $ 58,870      $ 84,611       $ 60,998
   1994 ....................................  $  3,180          6,237         55,190        79,898         53,746
  Construction Work in Progress (000):
   1995 ....................................  $    442       $    873       $ 11,056      $ 11,198       $    655
   1994 ....................................     1,216          2,649         11,002         8,727            387
  Operations and Maintenance Expenses
    (including fuel) (000):
   1995 ....................................  $  5,143       $  7,252       $ 29,647      $ 28,306       $ 10,360
   1994 ....................................     5,085          7,211         29,530        27,731         10,471
   1993 ....................................     5,323          6,855         31,479        27,021          9,764
  Working Funds (000):
   1995 ....................................  $     44       $     69       $  4,505      $  5,782       $  1,919
   1994 ....................................        44             69          5,051         5,199          2,013
  Generation (MWHr):
   1995 ....................................   285,899        451,211      1,232,921       334,572        352,316
   1994 ....................................   257,561        419,313      1,214,776       836,725        355,390
   1993 ....................................   293,876        416,263      1,043,485       840,043        440,118


     ACE provides financing during the construction period for its share of the jointly-owned facilities and includes its share of direct operations and maintenance expenses in the Consolidated Statement of Income. Additionally, ACE provides an amount of working funds to the operators of the facilities to fund operational needs.

     The decrease in Salem's generation is due to both units being taken out of service in May and June 1995, respectively, by its operator Public Service Electric and Gas Company, pending review and resolution of certain equipment and management issues. (See Note 10 for further information).

NOTE 6. NONUTILITY COMPANIES

     Principal assets of each of the subsidiary companies of AEE at December 31, 1995 are: AGI--investments of approximately $30.6 million in cogeneration facilities; ASP--commercial real estate site with a net book value of $10.1 million; ATE--leveraged lease investments of $79.0 million; ATS--construction costs in thermal heating and cooling projects of $11.9 million. In November 1995, CCI was formed to invest in telecommunication systems. In December 1995, CCI invested $5.2 million in such business opportunities. Other financial information regarding the subsidiary companies is as follows:


                                                   Net Worth                         Net Income (Loss)
                                              ---------------------         -----------------------------------
  Company                                       1995         1994            1995          1994           1993
   (000)                                      -------       -------         ------        ------         ------
   ----
    AGI ..................................    $26,082       $23,610         $2,513        $ 2,959        $4,459
    ASP ..................................      2,334         3,175           (841)        (1,956)         (347)
    ATE ..................................      9,399         9,449            (50)           266          (777)
    ATS ..................................      2,187         2,577           (213)          (327)          --
    CCI ..................................      5,258           --             --             --            --


     AGI's results in each year primarily reflect the equity in earnings of cogeneration facilities in which AGI has an ownership interest.

     ASP's results in each year reflect vacancy in its commercial site due to generally poor market conditions in commercial real estate. Additionally, 1994 included a net after tax write-down of the carrying value of the commercial site of $1.7 million.

     ATE's 1995 results reflect increased interest expense associated with its revolving credit and term loan agreement. 1993 results reflect adjustments in income taxes.

     ATS's results for 1995 and 1994 reflect administrative and general costs in the development of operations, while construction of heating and cooling systems are underway. Operating expenses were offset in part in 1995 by revenues generated from the operation and maintenance of heating and cooling facilities.

     AEI and AEE parent-only operations, excluding equity in the results of subsidiary companies, generally reflect administrative and general expenses in the management of their respective subsidiaries. AEI's results were losses of $1.6 million in 1995, $543 thousand in 1994 and $183 thousand in 1993. AEI's 1995 results reflect interest charges associated with a line of credit established to fund repurchases of common stock and certain affiliate capital needs. AEE's 1995 results were a loss of $2.4 million.

NOTE 7. CUMULATIVE PREFERRED STOCK OF ACE

     ACE has authorized 799,979 shares of Cumulative Preferred Stock, $100 Par Value, two million shares of No Par Preferred Stock and three million shares of Preference Stock, No Par Value. Information relating to outstanding shares at December 31 is shown in the table below.

                                                                                                         Current
                                                        1995                          1995              Optional
                                     Par        ---------------------         --------------------     Redemption
 Series                             Value       Shares          (000)         Shares         (000)        Price
 ------                             -----       ------          -----         ------         -----       ------
 Not Subject to Mandatory
  Redemption:
   4% ............................  $100        77,000       $  7,700         77,000      $  7,700        $105.50
   4.10% .........................   100        72,000          7,200         72,000         7,200         101.00
   4.35% .........................   100        15,000          1,500         15,000         1,500         101.00
   4.35% .........................   100        36,000          3,600         36,000         3,600         101.00
   4.75% .........................   100        50,000          5,000         50,000         5,000         101.00
   5% ............................   100        50,000          5,000         50,000         5,000         100.00
   7.52% .........................   100       100,000         10,000        100,000        10,000         101.88
                                                             --------                     --------
    Total ........................                           $ 40,000                     $ 40,000
                                                             ========                     ========
 Subject to Mandatory
  Redemption:
   $8.25 .........................  None        50,000        $ 5,000         55,000       $ 5,500         104.45
   $8.53 .........................  None       120,000         12,000        360,000        36,000         101.00
   $8.20 .........................  None       500,000         50,000        500,000        50,000            --
   $7.80 .........................  None       700,000         70,000        700,000        70,000            --
                                                             --------                     --------
    Total ........................                            137,000                      161,500
  Less portion due within
   one year ......................                             22,250                       12,250
                                                             --------                     --------
    Total ........................                           $114,750                     $149,250
                                                             ========                     ========


     Cumulative Preferred Stock Not Subject to Mandatory Redemption is redeemable solely at the option of ACE.

     On November 1 of each year, 2,500 shares of the $8.25 No Par Preferred Stock must be redeemed through the operation of a sinking fund at a redemption price of $100 per share. ACE may redeem not more than an additional 2,500 shares on any sinking fund date without premium. ACE redeemed 5,000 shares in each of the years 1995and 1994.

     On November 1 of each year, 120,000 shares of the $8.53 No Par Preferred Stock must be redeemed through the operation of a sinking fund at a redemption price of $100 per share. At the option of ACE, not more than an additional 120,000 shares may be redeemed on any sinking fund date without premium. ACE redeemed 240,000 shares in each of the years 1995 and 1994. ACE redeemed the remainder of this series at a price of $101.00 in February 1996.

     Beginning August 1, 1996 and annually thereafter, 100,000 shares of the $8.20 No Par Preferred Stock must be redeemed through the operation of a sinking fund at a redemption price of $100 per share. At the option of ACE, not more than an additional 100,000 shares may be redeemed on any sinking fund date without premium. This series is not refundable prior to August 1, 2000.

     Beginning May 1, 2001 and annually through 2005, 115,000 shares of $7.80 No Par Preferred Stock must be redeemed through the operation of a sinking fund at a redemption price of $100 per share. On May 1, 2006, the remaining shares outstanding must be redeemed at $100 per share. ACE has the option to redeem up to an additional 115,000 shares without premium on each May 1 through 2005. This series is not refundable prior to May 1, 2006.

     At December 31, 1995, the minimum annual sinking fund requirements of the Cumulative Preferred Stock Subject to Mandatory Redemption for the next five years are $22.25 million in 1996 and $10.25 million in each of the years 1997 through 2000.

     Cumulative Preferred Stock of ACE is not widely held and trades infrequently. The estimated aggregate fair market value of ACE's outstanding Cumulative Preferred Stock at December 31, 1995 and 1994 was approximately $172 million and $185 million, respectively. The fair market value has been determined using market information available from actual trades of similar instruments of companies with similar credit quality and rate.

NOTE 8. LONG TERM DEBT


                                                                        Maturity
                                                                          Date           1995          1994
Series                                                                  --------         ----          ----
(000)
-----
5-1/8% First Mortgage Bonds .......................................     2/1/1996        $ 9,980       $ 9,980
Medium Term Notes Series B (6.28%) ................................         1998         56,000        56,000
Medium Term Notes Series A (7.52%) ................................         1999         30,000        30,000
Medium Term Notes Series B (6.83%) ................................         2000         46,000        46,000
Medium Term Notes Series C (6.86%) ................................         2001         40,000           --
7-1/2% First Mortgage Bonds .......................................     4/1/2002         20,000        20,000
Medium Term Notes Series C (7.02%) ................................         2002         30,000           --
Medium Term Notes Series B (7.18%) ................................         2003         20,000        20,000
7-3/4% First Mortgage Bonds .......................................     6/1/2003         29,976        29,976
Medium Term Notes Series A (7.98%) ................................         2004         30,000        30,000
Medium Term Notes Series B (7.125%) ...............................         2004         28,000        28,000
Medium Term Notes Series C (7.15%) ................................         2004          9,000           --
Medium Term Notes Series B (6.45%) ................................         2005         40,000        40,000
6-3/8% Pollution Control ..........................................    12/1/2006          2,500         2,500
Medium Term Notes Series C (7.15%) ................................         2007          1,000           --
Medium Term Notes Series B (6.76%) ................................         2008         50,000        50,000
Medium Term Notes Series C (7.25%) ................................         2010          1,000           --
10-1/2% Pollution Control Series B ................................    7/15/2012            --            850
6-5/8% First Mortgage Bonds .......................................     8/1/2013         75,000        75,000
7-3/8% Pollution Control Series A .................................    4/15/2014         18,200        18,200
Medium Term Notes Series C (7.63%) ................................         2014          7,000           --
Medium Term Notes Series C (7.68%) ................................         2015         15,000           --
Medium Term Notes Series C (7.68%) ................................         2016          2,000           --
8-1/4% Pollution Control Series A .................................    7/15/2017          4,400         4,400
9-1/4% First Mortgage Bonds .......................................    10/1/2019            --         53,857
6.80% Pollution Control Series A ..................................     3/1/2021         38,865        38,865
7% First Mortgage Bonds ...........................................     9/1/2023         75,000        75,000
5.60% Pollution Control Series A ..................................    11/1/2025          4,000         4,000
7% First Mortgage Bonds ...........................................     8/1/2028         75,000        75,000
6.15% Pollution Control Series A ..................................     6/1/2029         23,150        23,150
7.20% Pollution Control Series A ..................................    11/1/2029         25,000        25,000
7% Pollution Control Series B .....................................    11/1/2029          6,500         6,500
                                                                                       --------      --------
  Total ...........................................................                     812,571       762,278
                                                                                       --------      --------
Debentures:
5-1/4% ............................................................     2/1/1996          2,267         2,267
7-1/4% ............................................................     5/1/1998          2,619         2,619
                                                                                       --------      --------
  Total ...........................................................                       4,886         4,886
                                                                                       --------      --------
Unamortized Premium and Discount--Net .............................                      (2,854)       (3,876)
                                                                                       --------      --------
Total Long Term Debt of ACE .......................................                     814,603       763,288
Long Term Debt of AEI .............................................                      34,500           --
Long Term Debt of ATE .............................................                      33,500        16,000
Long Term Debt of ATS .............................................                      12,500           --
Less Portion Due within One Year ..................................                      65,247         1,000
                                                                                       --------      --------
                                                                                       $829,856      $778,288
                                                                                       ========      ========

     Medium Term Notes have varying maturity dates and are shown with the weighted average interest rate of the related issues within the year of maturity.

     In 1995, ACE redeemed its 10-1/2% Pollution Control Bonds Series B due 7/15/2012 and the remaining outstanding principal amount of its 9-1/4% First Mortgage Bonds due 10/1/2019. The aggregate cost of these redemptions was $2.6 million, net of related Federal income taxes.

     Sinking fund deposits are required for retirement of First Mortgage Bonds, 6-3/8% Pollution Control Series due 2006 annually beginning December 1, 1997 in amounts sufficient to redeem $75 thousand principal amount. Sinking fund deposits are also required for retirement of 7-1/4% Debentures annually on May 1 through 1997 in amounts sufficient to redeem $100 thousand principal amount. ACE may, at its option, redeem an additional $100 thousand annually. Through December 31, 1995, ACE acquired and cancelled $81 thousand principal amount of the 7-1/4% Debentures, which will be used to satisfy its requirements for 1996. Certain series of First Mortgage Bonds contain provisions for deposits of cash or certification of bondable property currently amounting to $100 thousand, which ACE may elect to satisfy through property additions. For the next five years, the annual amount of scheduled maturities and sinking fund requirements of ACE's long term debt are $12.266 million in 1996, $175 thousand in 1997, $58.575 million in 1998, $30.075 million in 1999 and $46.075 million in 2000.

     ACE's long term debt securities are not widely held and generally trade infrequently. The estimated aggregate fair market value of ACE's outstanding long term debt at December 31, 1995 and 1994 was $851 million and $693 million, respectively. The fair market value has been determined based on quoted market prices for the same or similar debt issues or on debt instruments of companies with similar credit quality, coupon rates and maturities.

     In September 1995, AEI established a $75 million revolving credit and term loan facility. The revolver is comprised of a 364-day senior revolving credit facility in the amount of $35 million and a three-year senior revolving credit facility in the amount of $40 million. Interest rates on borrowings will be based on senior debt ratings and on the borrowing option selected by the Company. As of December 31, 1995, AEI had $34.5 million outstanding. This facility can be used to fund further acquisitions of Company Common Stock and for other general corporate purposes.

     Long term debt of ATE consists of $15 million of 7.44% Senior Notes due 1999. The estimated fair market value of these Notes at December 31, 1995 and 1994 was approximately $16 million and $14 million, respectively, based on debt instruments of companies with similar credit quality, coupon rates and maturities. Also, ATE has a revolving credit and term loan agreement which provides for borrowings of up to $25 million during successive revolving credit and term loan periods through June 1996. There were $18.5 million in borrowings outstanding under this agreement at December 31, 1995. Commitment fees on the unused credit line were not significant.

     On December 13, 1995, ATS through a partnership arrangement borrowed from the New Jersey Economic Development Authority (EDA) $12.5 million from the proceeds of bonds issued by the EDA. The bonds have an initial interest rate of 3.70%. Availability of the borrowed funds for their intended use and the ultimate term of the borrowing are subject to certain conditions. Satisfaction of these conditions and use of the funds are expected in 1996.

NOTE 9. COMMON SHAREHOLDERS' EQUITY

     In addition to public offerings, Common Stock may be issued through the Dividend Reinvestment and Stock Purchase Plan (DRP), ACE benefit plans (ACE plans) and the Equity Incentive Plan (EIP). The number of shares of Common Stock issued (forfeited), and the number of shares reserved for issuance at December 31, 1995, wereas follows:


                                                   1995         1994          1993         Reserved
                                                   ----         ----          ----         --------
  DRP .........................................     --         699,493      1,300,129       723,975
  ACE Plans ...................................  (7,601)        (5,046)         8,033       148,639
  EIP .........................................   9,234        175,712            --        615,054
                                                  -----        -------      ---------
    Total .....................................   1,633        870,159      1,308,162
                                                  =====        =======      =========


     Eligible participants of the EIP are officers, general managers and nonemployee directors of the Company and its subsidiaries. Under the EIP, nonemployee director participants are entitled to receive a grant of 1,000 shares of restricted stock. Restrictions on these grants expire over a five-year period. Employee participants may be awarded shares of restricted Common Stock, stock options and other Common Stock-based awards. Actual awards of restricted shares are based on attainment of certain Company performance criteria within a three-year period. Restrictions lapse upon actual award at the end of the three-year performance period. Shares not awarded are forfeited. Dividends earned on restricted stock issued through the EIP are invested in additional restricted stock under the EIP which is subject to the same award criteria.

     Activity in the EIP, initiated in April 1994, was as follows:

                                       Restricted                     Option
                                         Shares        Options         Price
                                        ------         ------         ------
Issued/Granted .......................  175,712        167,300        21.125
                                        -------        -------
Balance, December 31, 1994 ...........  175,712        167,300
Issued/Granted .......................   24,435          6,387        21.125
Forfeited ............................   (7,587)        (6,700)       21.125
                                        -------        -------
Balance, December 31, 1995 ...........  192,560        166,987
                                        =======        =======

     The 1995 restricted shares granted include 7,614 shares purchased on the open market from reinvestment of dividends on EIP shares outstanding.

     Stock options granted are nonqualified and are exercisable 3 years after but within 10 years from the date of grant. Stock options are priced at an amount at least equal to 100% of the fair market value of the related Common Stock at the date of grant. No options were eligible to be exercised in 1995 or 1994.

     The Company has a program to reacquire up to three million shares of the Company's Common Stock outstanding. There is no schedule or specific share price target associated with the reacquisitions. The authorized number of shares is not to be affected. During 1995, the Company reacquired and cancelled 1,625,000 shares for a total cost of $29.6 million with prices ranging from $17.625 to $18.875 per share. At December 31, 1995, the Company has reacquired and cancelled 1,846,700 shares of its common stock at a total cost of $33.5 million.


NOTE 10. COMMITMENTS AND CONTINGENCIES

CONSTRUCTION PROGRAM

     Cash construction expenditures for 1996 are estimated to be approximately $192 million.

INSURANCE PROGRAMS

  Nuclear

     ACE is a member of certain insurance programs that provide coverage for decontamination and property damage to members' nuclear generating plants. Facilities at the Peach Bottom, Salem and Hope Creek stations are insured against property damage losses up to $2.75 billion per site under these programs.

     In addition, ACE is a member of an insurance program which provides coverage for the cost of replacement power during prolonged outages of nuclear units caused by certain specific conditions. The insurer for nuclear extra expense insurance provides stated value coverage for replacement power costs incurred in the event of an outage at a nuclear unit resulting from physical damage to the nuclear unit. The stated value coverage is subject to a deductible period of the first 21 weeks of any outage. Limitations of coverage include, but are not limited to, outages 1) not resulting from physical damage to the unit,
2) resulting from any government mandated shutdown of the unit, 3) resulting from any gradual deterioration, corrosion, wear and tear, etc. of the unit, 4) resulting from any intentional acts committed by an insured and 5) resulting from certain war risk conditions. Under the property and replacement power insurance programs, ACE could be assessed retrospective premiums in the event the insurers' losses exceed their reserves. As of December 31, 1995, the maximum amount of retrospective premiums ACE could be assessed for losses during the current policy year was $6.4 million under these programs.

     The Price-Anderson provisions of the Atomic Energy Act of 1954, as amended by the Price-Anderson Amendments Act of 1988, govern liability and indemnification for nuclear incidents. All nuclear facilities could be assessed, after exhaustion of private insurance, up to $79.275 million each reactor per incident, payable at $10 million per year. Based on its ownership share of nuclear facilities, ACE could be assessed up to an aggregate of $27.6 million per incident. This amount would be payable at an aggregate of $3.48 million per year, per incident.

  Other

     ACE's comprehensive general liability insurance provides pollution liability coverage, subject to certain terms and limitations for environmental costs incurred in the event of bodily injury or property damage resulting from the discharge or release of pollutants into or upon the land, atmosphere or water. Limitations of coverage include any pollution liability 1) resulting subsequent to the disposal of such pollutants, 2) resulting from the operation of a storage facility of such pollutants, 3) resulting in the formation of acid rain, 4) caused to property owned by an insured and 5) resulting from any intentional acts committed by an insured.

NUCLEAR PLANT DECOMMISSIONING

     ACE has a trust to fund the future costs of decommissioning each of the five nuclear units in which it has an ownership interest. The current annual funding amount, as authorized by the BPU, totals $6.4 million and is provided for in rates charged to customers. The funding amount is based on estimates of the future cost of decommissioning each of the units, the dates that decommissioning activities are expected to begin and return to be earned by the assets of the fund. The present value of ACE's nuclear decommissioning obligation, based on costs adopted by the BPU in 1991 and restated in 1995 dollars, is $157 million. Decommissioning activities as approved by the BPU were expected to begin in 2006 and continue through 2032. ACE will seek to adjust these estimates and the level of rates collected from customers in future BPU proceedings to reflect changes in decommissioning cost estimates and the expected levels of inflation and interest to be earned by the assets in the trust. The total estimated value of the trust at December 31, 1995, inclusive of the present value of future funding, based on current annual funding amounts and expected decommissioning dates approved by the BPU, is approximately $131 million, without earnings on or appreciation of the fund assets. As of December 31, 1995, the market value of the trust approximated the book value. In accordance with BPU requirements, updated site specific studies are underway. Amounts to be recognized and recovered in rates based on the updated studies are not presently determinable.

PURCHASED CAPACITY AND ENERGY ARRANGEMENTS

     ACE arranges with various providers of bulk energy to obtain sufficient supplies of energy to satisfy current and future energy requirements of the company. Arrangements may be for generating capacity and associated energy or for energy only. Terms of the arrangements vary in length to enable ACE to optimally manage its supply portfolio in response to changing near and long term market conditions. At December 31, 1995, ACE has contracted for 707 megawatts (MW's) of purchased capacity with terms remaining of 3 to 29 years. Additionally, ACE has contracted for capacity of 125 MW's commencing in 1998 for 2 years and for 175 MW's commencing in 1999 for 10 years. Information regarding these arrangements relative to ACE was as follows:


                                             1995         1994          1993
                                             ----         ----          ----
As a % of Capacity (year end) .............     30%           29%          23%
As a % of Generation ......................     52%           48%          46%
Capacity charges (millions) ............... $190.6        $130.9       $110.8
Energy charges (millions) ................. $135.4        $128.6        $98.3


     Amounts for purchased capacity are shown on the Consolidated Statement of Income as Purchased Capacity. Of these amounts, charges of certain nonutility providers are recoverable through the LEC, which amounted to $162.7 million, $77.0 million and $30.2 million in 1995, 1994 and 1993, respectively. Future purchases of energy and payments for purchased capacity and energy under contracts with remaining terms in excess of one year from December 31, 1995 generally are contingent upon provider performance and availability, and as such are not presently determinable.

ENVIRONMENTAL MATTERS

     The provisions of Title IV of the Clean Air Act Amendments of 1990 (CAAA) will require, among other things, phased reductions of sulfur dioxide (SO2) emissions by 10 million tons per year, a limit on SO2 emissions nationwide by the year 2000 and reductions in emissions of nitrogen oxides (NOx) by approximately 2 million tons per year. ACE's wholly-owned B.L. England Units 1 and 2 and its jointly-owned Conemaugh Station Units 1 and 2 are in compliance with Phase I requirements as the result of recent installation of scrubbers at each station. All of ACE's other fossil-fuel steam generating units are affected by Phase II (2000) of the CAAA. A compliance plan for these units initially estimates capital expenditures of approximately $10 million in 1996 through 2000. The jointly-owned Keystone Station is impacted by the SO2 and NOx provisions of Title IV of the CAAA during Phase II. The Keystone owners plan to primarily rely on emission allowances to comply with the CAAA through the year 2000.

OTHER

     ACE is a 7.41% owner of the Salem Nuclear Generating Station (Salem) operated by Public Service Electric & Gas Company (PS). Salem Units 1 and 2 were taken out of service on May 16, 1995 and June 7, 1995, respectively. Unit 2 is expected to return to service in the third quarter of 1996. A thorough assessment of the equipment and management issues that have affected the operation of the unit and station are being resolved and necessary corrections are being made to assure safe and reliable operation over the long term. Unit 1 is undergoing extended testing of its steam generation equipment and its return has been delayed to an indefinite period. ACE's expenses associated with restart activities totalled $2.6 million for 1995 and are estimated to be $5.6 million for 1996. The additional incremental cost of replacement power during the outages is approximately $1.4 million per month.

     ACE is a 5% owner in the Hope Creek Nuclear Generating Station (Hope Creek) also operated by PS. Hope Creek went into a scheduled refueling and maintenance outage on November 11, 1995 which has been extended to correct maintenance and performance problems. The unit is expected to return to service in March 1996. The incremental replacement power costs associated with the Hope Creek outage is approximately $400 thousand per month.

     ACE is subject to a performance standard for its five jointly-owned nuclear units. This standard is used by the BPU in determining recovery of replacement energy costs. The standard establishes a target aggregate capacity factor within a zone of reasonable performance to be achieved by the units. Underperformance results in penalties. Penalties incurred are not permitted to be recovered from customers and are charged against income. For 1995, ACE recorded $845 thousand after tax for a performance penalty because the aggregate capacity factor of ACE's nuclear units was below the reasonable performance zone as a result of the Salem outage noted above.

     In December 1994, ACE recorded the costs of an employee separation program in the amount of $17.3 million, net of tax of $9.3 million, or $.32 in earnings per share. This program was initiated so that ACE could be better positioned for the more competitive environment within the electric industry. The balance of the accrued separation costs on the Consolidated Balance Sheet at December 31, 1995 is $7.5 million compared to $26.6 million at December 31, 1994. ACE expects payments in settlement of this obligation to be substantially completed by the end of 1996.

     The Energy Policy Act of 1992 permits the Federal government to assess investor-owned electric utilities that have ownership interests in nuclear generating facilities. The assessment funds the decontamination and decommissioning of three Federally operated nuclear enrichment facilities. Based on its ownership in five nuclear generating units, ACE has a liability of $6.0 million and $6.6 million at December 31, 1995 and 1994, respectively, for its obligation to be paid over the next 12 years. ACE has an associated regulatory asset of $6.4 million and $7.2 million at December 31, 1995 and 1994, respectively. Amounts are currently being recovered in rates for this liability and the regulatory asset is concurrently being amortized to expense based on the annual assessment billed by the Federal government.

     In March 1995, FERC issued a Notice of Proposed Rulemaking regarding several key electric utility industry issues such as transmission access, transmission pricing and recovery guidelines for stranded costs stemming from wholesale transactions. The focus of the proposal is to establish policies that will provide a structure to facilitate more competitive wholesale electric power markets. What is being proposed is a departure from the existing regulatory framework. FERC is considering comments on the proposal submitted by ACE and other members of the industry, as well as other interested parties. Associated with the FERC proposal are structural initiatives by the BPU concerning New Jersey electric regulation and by the regional power pool in which ACE participates regarding bulk power transmission and generation dispatch within the region. At this time, the Company cannot predict the outcomes of these sweeping initiatives and the impacts on the Company that may ensue. The Company is taking an active role in the development of these issues.

NOTE 11. REGULATORY ASSETS AND LIABILITIES

     Costs incurred by ACE that have been permitted by the BPU to be deferred for recovery in rates in more than one year, or for which future recovery is probable, are recorded as regulatory assets. Regulatory assets are amortized to expense over the period of recovery. Total regulatory assets at December 31 are as follows:


                                                                                                      Recovery
(000)                                                                     1995          1994           Period*
-----                                                                   --------      --------         -------
Recoverable Future Federal Income Taxes (see Note 2) .................  $ 85,858      $ 85,854             (A)
Unrecovered Purchased Power Costs:
  Capacity Costs .....................................................    80,598        95,878        5 years
  Contract Renegotiation Costs .......................................    19,219        19,660       19 years
Unrecovered State Excise Taxes .......................................    64,274        73,834        7 years
Unamortized Debt Costs--Refundings ...................................    33,110        32,227     1-29 years
Deferred Energy Costs (see Note 1) ...................................    31,434        10,999             (B)
Other Regulatory Assets:
  Postretirement Benefits Other Than Pensions (see Note 4) ...........    26,227        17,865             (A)
  Asbestos Removal Costs .............................................     9,356         9,625       34 years
  Decommissioning/Decontaminating Federally-owned Nuclear
    Units (See Note 10) ..............................................     6,404         7,231       13 years
  Other ..............................................................    12,581        14,379
                                                                        --------      --------
                                                                        $369,061      $367,552
                                                                        ========      ========

----------
  * From December 31, 1995.
(A) Pending future recovery.
(B) Recovered over annual LEC period.

     Unrecovered Purchased Power Capacity Costs represent deferrals of prior capacity costs then in excess of levelized revenues associated with a certain long term capacity arrangement. Levelized revenues have since been greater than costs, permitting the deferred costs to be amortized to expense. Contract Renegotiation Costs were incurred through renegotiation of a long term capacity and energy contract with a certain independent power producer. Unrecovered State Excise Taxes represent additional amounts paid as a result of prior legislative changes in the computation of state excise taxes. Unamortized Debt Costs associated with debt reacquired by refundings are amortized over the life of the related new debt. Asbestos Removal Costs were incurred to remove asbestos insulation from a wholly-owned generating station. Within Other are certain amounts being recovered over a period of two to six years.

     No regulatory liabilities existed at December 31, 1995 and 1994.

NOTE 12. LEASES

     ACE leases from others various types of property and equipment for use in its operations. Certain of these lease agreements are capital leases consisting of the following at December 31:

(000)                                                 1995           1994
-----                                                -------        -------
Production plant ..................................  $ 9,097        $13,521
Less accumulated amortization .....................    6,810          9,707
                                                     -------        -------
Net ...............................................    2,287          3,814
Nuclear fuel ......................................   38,591         38,216
                                                     -------        -------
Leased property--net ..............................  $40,878        $42,030
                                                     =======        =======


     ACE has a contractual obligation to obtain nuclear fuel for the Salem, Hope Creek and Peach Bottom stations. The asset and related obligation for the leased fuel are reduced as the fuel is burned and are increased as additional fuel purchases are made. No commitments for future payments beyond satisfaction of the outstanding obligation exist. Operating expenses for 1995, 1994 and 1993 include leased nuclear fuel costs of $11.2 million, $14.1 million and $13.9 million, respectively, and rentals and lease payments for all other capital and operating leases of $3.9 million,

$5.3 million and $4.8 million, respectively. Future minimum rental payments for all noncancellable lease agreements are not significant to ACE's operations.

     Rental charges of nonutility companies are not significant.

     ATE is the lessor in five leveraged lease transactions consisting of three aircraft and two containerships with total respective costs of approximately $168 million and $76 million. Remaining lease terms for all leases approximate 15 to 16 years. The Company's equity participation in the leases range from 22% to 32%. Funding of the investment in the leveraged lease transactions is comprised of equity participation by ATE and financing provided by third parties as long term debt without recourse to ATE. The lease transactions provide collateral for such third parties, including a security interest in the leased equipment. Net investment in leveraged leases at December 31 was as follows:


                                                                                         1995          1994
                                                                                       --------      --------
Rentals receivable (net of principal and interest on nonrecourse debt) ..............  $ 50,955      $ 51,012
Estimated residual values ...........................................................    53,435        53,435
Unearned and deferred income ........................................................   (25,431)      (26,232)
                                                                                       --------      --------
Investment in leveraged leases ......................................................    78,959        78,215
Deferred taxes arising from leveraged leases ........................................   (71,064)      (61,409)
                                                                                       --------      --------
Net investment in leveraged leases ..................................................  $  7,895      $ 16,806
                                                                                       ========      ========


NOTE 13. QUARTERLY FINANCIAL RESULTS (UNAUDITED)

     Quarterly financial data, reflecting all adjustments necessary in the opinion of management for a fair presentation of such amounts, are as follows:


                                            Operating      Operating         Net                      Dividends
                                            Revenues        Income         Income       Earnings        Paid
Quarter                                       (000)          (000)          (000)       Per Share     Per Share
-------                                     --------       --------        -------      ---------     ---------
1995
 1st                                        $218,626       $ 27,584        $11,469        $ .21         $.385
 2nd                                         206,232         27,771         10,568          .20          .385
 3rd                                         302,685         66,482         48,745          .93          .385
 4th                                         225,594         26,700         10,986          .21          .385
 Annual                                     $953,137       $148,537        $81,768        $1.55         $1.54
                                            ========       ========        =======        =====         =====

1994
 1st                                        $232,098       $ 39,712        $22,862        $  43         $.385
 2nd                                         205,822         30,427         16,798          .31          .385
 3rd                                         272,708         58,431         46,323          .85          .385
 4th                                         202,410         24,969         (9,871)        (.18)         .385
 Annual                                     $913,039       $153,540        $76,113        $1.41         $1.54
                                            ========       ========        =======        =====         =====


     Individual quarters may not add to the total due to rounding, and the effect on earnings per share of changing average number of common shares outstanding.

     Third quarter results generally exceed those of other quarters due to increased sales and higher residential rates for ACE.

     Net income in 1994 includes special charges aggregating $20.4 million, after tax of $10.9 million, or $.37 per share, recorded in Other Income during the fourth quarter of 1994. These special charges consisted of costs of a workforce reduction, write-off of certain deferred costs and a write-down in carrying value of certain property.

                MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                       CONDITION AND RESULTS OF OPERATIONS

FINANCIAL SUMMARY

     Consolidated operating revenues for 1995, 1994 and 1993 were $953.1 million, $913.0 million and $865.7 million, respectively. The increase in 1995 revenue over 1994 largely reflects a provisional increase in annual Levelized Energy Clause (LEC) revenues of $37.0 million granted in July 1995 and an increase in unbilled revenues. The increase in 1994 revenue from 1993 was primarily due to an increase of $55.0 million in LEC revenues effective July 1994, accompanied by an increase in sales of energy.

     Consolidated earnings per share for 1995 were $1.55 on net income of $81.8 million, compared with $1.41 on net income of $76.1 million in 1994 and $1.80 on net income of $95.3 million in 1993. The 1994 and 1993 earnings include reductions of $.37 and $.10 for special charges, respectively. Excluding the 1994 special charges, 1995 earnings per share decreased from 1994 primarily due to reduced sales of energy. Contributions to consolidated earnings per share were as follows:

                                         1995       1994        1993
                                         ----       ----        ----
        Utility .................       $1.59       $1.41      $1.73
        Nonutility ..............        (.04)        --         .07

     The quarterly dividend paid on Common Stock was $.385 per share, or an annual rate of $1.54 per share. Information with respect to Common Stock is as follows:

                                             1995       1994        1993
                                             ----       ----        ----
   Dividends Paid Per Share ............    $ 1.54      $ 1.54     $ 1.53
   Book Value Per Share ................    $15.48      $15.56     $15.62
   Annualized Dividend Yield ...........       8.0%        8.7%       7.0%
   Return on Average Common Equity .....       9.9%        9.1%      11.7%
   Total Return (Dividends paid
     plus change in share price) .......      18.0%      (11.9)%      0.6%
   Market to Book Value ................       124%        113%       139%
   Price/Earnings Ratio ................        12          13         12
   Year End Closing Price--NYSE ........    $19.25      $17.63     $21.75

LIQUIDITY AND CAPITAL RESOURCES

  Atlantic Energy, Inc.

     Atlantic Energy, Inc. (AEI, Company or parent) is the parent of Atlantic City Electric Company (ACE) and Atlantic Energy Enterprises, Inc. (AEE), which are wholly-owned subsidiaries. The Company's cash flows are dependent on the cash flows of its subsidiaries, primarily ACE.

     Principal cash inflows of the Company were as follows:

                                                 1995        1994       1993
                                                 ----        ----       ----
                                                         (millions)
  Dividends from ACE .......................     $81.2       $83.2      $81.3
  Credit Facility ..........................      34.5         --         --
  Dividend Reinvestment and Stock
    Purchase Plan ..........................       --          6.7       16.2

     In September 1995, AEI established a $75 million revolving credit and term loan facility. The revolver is comprised of a 364-day senior revolving credit facility in the amount of $35 million and a three-year senior revolving credit facility in the amount of $40 million. Interest rates on borrowings will be based on senior debt ratings and on the borrowing option selected by the Company. As of December 31, 1995, AEI had $34.5 million outstanding. This facility can be used to fund further acquisitions of Company Common Stock and for other general corporate purposes.

     Principal cash outflows of the Company were as follows:

                                                 1995        1994       1993
                                                 -----       -----      -----
                                                          (millions)
     Dividends to Shareholders ..............    $81.2       $83.2      $81.3
     Advances and Capital Contributions
      to Subsidiaries* ......................     (6.7)       25.6       29.8
     Common Stock Reacquisitions ............     29.6         3.9        --
     Loans to Subsidiaries ..................      7.5         --         --

--------------

* Net of repayments.

     The Company has a program to reacquire up to three million shares of the Company's Common Stock outstanding. There is no schedule or specific share price target associated with the reacquisitions. The authorized number of shares is not to be affected. During 1995, the Company reacquired and cancelled 1,625,000 shares for a total cost of $29.6 million with prices ranging from $17.625 to $18.875 per share. At December 31, 1995, the Company has reacquired and cancelled 1,846,700 shares of its Common Stock at a total cost of $33.5 million.

     Current year Dividends Declared on Common Stock as presented on the Consolidated Statement of Cash Flows includes the effects of market purchases of Common Stock with reinvested dividends as instituted since July 1994. Prior to this, funds were available to the Company from the issuance of original shares through optional cash purchases and reinvested dividends.

     Agreements between the Company and its subsidiaries provide for allocation of tax liabilities and benefits generated by the respective subsidiaries. A separate credit support agreement exists between the Company and ATE.

  Atlantic City Electric Company

     ACE is a public utility primarily engaged in the generation, transmission, distribution and sale of electric energy. ACE's service territory encompasses approximately 2,700 square miles within the southern one-third of New Jersey with the majority of customers being residential and commercial. ACE, with its wholly-owned subsidiary that operates certain generating facilities, is the principal subsidiary within the consolidated group. Cash construction expenditures for 1993-1995 amounted to $359.0 million and included expenditures for upgrades to existing transmission and distribution facilities and compliance with provisions of the Clean Air Act Amendments (CAAA) of 1990. ACE's current estimate of cash construction expenditures for 1996-1998 is $255 million. These estimated expenditures reflect necessary improvements to generation, transmission and distribution facilities.

     ACE also utilizes cash for mandatory redemptions of Preferred Stock and maturities and redemption of long term debt. Optional redemptions of securities are reviewed on an ongoing basis with a view toward reducing the overall cost of capital. Redemptions of Preferred Stock (at par or stated value) for the period were as follows:

                                        1995           1994          1993
                                       ------         -------       ------
   Preferred Stock  (Series)
     9.96% (Shares) ...............        --             --        48,000
     $8.53 (Shares) ...............    240,000        240,000          --
     $8.25 (Shares) ...............      5,000          5,000        5,000
   Aggregate Amount (000) .........    $24,500        $24,500       $5,300

     First Mortgage Bonds redeemed, acquired and retired or matured in the period 1993-1995 were as follows:

                                                      Principal
       Date                           Series         Amount (000)      Price(%)
       ----                           ------         ------------      --------
October 1995 ..............      9 1/4% due 2019      $ 53,857          105.15
October 1995 ..............     10 1/2% due 2014           850          101.00
November 1994 .............      7 5/8% due 2005         6,500          100.00
June 1994 .................     10 1/2% due 2014        23,150          102.00
Various 1994 Dates ........      9 1/4% due 2019        11,910          105.38*
September 1993 ............      9 1/4% due 2019        69,233          110.95*
September 1993 ............      8 7/8% due 2016       125,000          104.80
March 1993 ................      8 7/8% due 2000        19,000          102.41
March 1993 ................          8% due 2001        27,000          102.53
March 1993 ................          8% due 1996        95,000          100.91
March 1993 ................      4 3/8% due 1993         9,540          100.00

-----------

* Average price.

     Scheduled debt maturities and sinking fund requirements aggregate $113.8 million for 1996-1998.

     On or before April 1 of each year, ACE and other New Jersey utilities are required to pay excise taxes to the State of New Jersey. In March 1995, ACE paid $98.7 million funded through the issuance of short term debt. In 1994 and 1993, ACE paid an additional $50 million and $45 million, respectively, for the accelerated payment of one year's tax due as required by amended state law. These accelerated payments are being recovered through rates.

     During 1995, ACE made $19.1 million in payments related to its workforce reduction program. ACE expects payments and settlement of the remaining obligation for this program of $7.5 million to be substantially completed by the end of 1996.

     On an interim basis, ACE finances construction costs and other capital requirements in excess of internally generated funds through the issuance of unsecured short term debt consisting of commercial paper and borrowings from banks. As of December 31, 1995, ACE has arranged for lines of credit of $150 million of which $119.5 million was available. Permanent financing by ACE is undertaken by the issuance of long term debt and Preferred Stock, and at times from capital contributions by AEI. ACE's nuclear fuel requirements associated with its jointly-owned units have been financed through arrangements with a third party.

     A summary of the issue and sale of ACE's long term debt for 1993-1995 is as follows:

                                            1995        1994      1993
                                            ----        ----      ----
                                                     (millions)
    First Mortgage Bonds ............        --          --        $225
    Medium Term Notes ...............       $105         --         240
    Pollution Control Bonds .........        --          $55          4

     The proceeds from these financings were used to refund higher cost debt and for construction purposes. During 1996-1998, ACE may issue up to $150 million in new long term debt to be used for construction and repayment of short term debt. The provisions of ACE's charter, mortgage and debenture agreements can limit, in certain cases, the amount and type of additional financing which may be used. At December 31, 1995, ACE estimates additional funding capacities of $288 million of First Mortgage Bonds, or $490 million of Preferred Stock, or $413 million of unsecured debt. These amounts are not necessarily additive.

  Atlantic Energy Enterprises, Inc.

     On January 1, 1995, AEI transferred direct ownership of its existing nonutility companies to AEE. AEE is a holding company which is responsible for the management of the investments in the nonutility companies consisting of:
Atlantic Generation, Inc. (AGI); Atlantic Southern Properties, Inc. (ASP); ATE Investment, Inc. (ATE); Atlantic Thermal Systems, Inc. (ATS); CoastalComm, Inc.
(CCI) and Atlantic Energy Technology, Inc. (AET). Also, AEE has a 50% equity interest in a limited liability company which provides energy management services, including natural gas supply, transportation and marketing. Management of the nonutility companies has developed a five-year business strategy to expand operations and improve its financial performance. AEE's business strategy reflects the potential investment of approximately $400 million over the next five years.

  Atlantic Generation, Inc.

     AGI and its wholly-owned subsidiaries are engaged in the development, acquisition, ownership and operation of cogeneration power projects. AGI's activities through its subsidiaries are primarily represented by partnership interests in three cogeneration facilities located in New Jersey and New York. At December 31, 1995, total investments in these partnerships amounted to $30.6 million. Cash outlays for capital investments by AGI for 1993-1995 totaled $7.5 million. AGI obtained the funds for its investments through capital contributions from AEI.

 Atlantic Southern Properties, Inc.

     ASP owns and manages a 280,000 square-foot commercial office and warehouse facility located in southern New Jersey with a net book value of $10.1 million at December 31, 1995. This investment has been funded by capital contributions from AEI and borrowings under a loan agreement with ATE.

 ATE Investment, Inc.

     ATE provides funds management and financing to affiliates and manages a portfolio of investments in leveraged leases. ATE has invested $79.0 million in leveraged leases of three commercial aircraft and two containerships. ATE obtained funds for its business activities and loans to affiliates through capital contributions from AEI and external borrowings. These borrowings include $15 million principal amount of 7.44% Senior Notes due 1999 and a revolving credit and term loan facility of up to $25 million. At December 31, 1995, $18.5 million was outstanding under this facility. ATE's cash flows are provided from lease rental receipts and realization of tax benefits generated by the leveraged leases. ATE has notes receivable, including interest, outstanding with ASP which totaled $9.4 million at December 31, 1995. ATE has established a $10 million revolving credit agreement with ATS of which $522 thousand was receivable, including interest, from ATS at December 31, 1995. ATE has established credit arrangements with AEE, of which $9.6 million was receivable, including interest, from AEE at December 31, 1995.

 Atlantic Thermal Systems, Inc.

     ATS and its wholly-owned subsidiaries are engaged in the development and operation of thermal heating and cooling systems. ATS has invested $11.9 million as of December 31, 1995. ATS is authorized to make $88 million in capital expenditures related to a district heating and cooling system to serve the business and casino district in Atlantic City, New Jersey. ATS has obtained funds for its project development through loans from AEI and has established a $10 million revolving credit agreement with ATE. Additional funding for the project is expected from $12.5 million borrowed from the proceeds of bonds issued by the New Jersey Economic Development Authority with an initial rate of interest of 3.70%. These funds are currently restricted in trust pending resolution of certain loan conditions. Satisfaction of these conditions and use of the funds is expected in 1996.

 CoastalComm, Inc.

     Formed in November 1995, CCI invested $5.2 million in a joint venture pursuing telecommunication technology.

 Atlantic Energy Technology, Inc.

     AET is currently concluding the affairs of its subsidiary, which is its sole investment. The net investment in this subsidiary is nominal. Provisions for the write down of this investment to its current book value had been made in prior years. There are no future plans for investment activity at this time by AET.

RESULTS OF OPERATIONS

     Operating results are dependent upon the performance of the subsidiaries, primarily ACE. Since ACE is the principal subsidiary within the consolidated group, the operating results presented in the Consolidated Statement of Income are those of ACE, after elimination of transactions among members of the consolidated group. Results of the nonutility companies are reported in Other Income.
                                      A-28

 Revenues

     Operating Revenues--Electric increased 4.4% and 5.5% in 1995 and 1994, respectively. Components of the overall changes are shown as follows:

                                                        1995      1994
                                                      ------      -----
                                                          (millions)
     Levelized Energy Clause ....................     $ 49.2      $30.3
     Kilowatt-hour Sales ........................      (10.0)       9.6
     Unbilled Revenues ..........................       16.6       (7.3)
     Sales for Resale ...........................      (11.9)      17.8
     Other ......................................       (3.8)      (3.0)
                                                      ------      -----
       Total ....................................     $ 40.1      $47.4
                                                      ======      =====
     LEC revenues increased in 1995 due to a provisional rate increase of $37.0 million in July 1995 and a $55 million increase in July 1994. Changes in kilowatt-hour sales are discussed under "Billed Sales to Ultimate Utility Customers." Overall, the combined effects of changes in rates charged to customers and kilowatt-hour sales resulted in increases of 5.9% and 3.1% in revenues per kilowatt-hour in 1995 and 1994, respectively. The changes in Unbilled Revenues are a result of the amount of kilowatt-hours consumed by, but not yet billed to, ultimate customers at the end of the respective periods, which are affected by weather and economic conditions, and the corresponding price per kilowatt-hour. The changes in Sales for Resale are a function of ACE's energy mix strategy, which in turn is dependent upon ACE's needs for energy, the energy needs of other utilities participating in the regional power pool of which ACE is a member, and the sources and prices of energy available. The decline in the 1995 Sales for Resale reflects a decrease in the demand of the power pool, the decline in market prices and a reduction in excess energy sources when compared to the previous year. The decrease in supplemental excess energy sources reflect the expiration of a 200 megawatt purchase capacity arrangement in May 1994, and expiration of other short term purchase contracts. The increase in Sales for Resale for 1994 was the result of being able to meet the demands of the regional power pool due to the extreme weather conditions during the first six months of 1994.

 Billed Sales to Ultimate Utility Customers

     Changes in kilowatt-hour sales are generally due to changes in the average number of customers and average customer use, which is affected by economic and weather conditions. Energy sales statistics, stated as percentage changes from the previous year, are shown as follows:


                                    1995                                1994
                                     Avg        Avg #                    Avg       Avg #
Customer Class           Sales       Use       Of Cust      Sales        Use       Of Cust
--------------           -----       ---       -------      -----        ---       -------
Residential             (2.0)%     (3.1)%       1.2%         1.5%         .4%        1.1%
Commercial               1.4        (.1)        1.5          2.6          .5         2.1
Industrial              (7.4)      (9.0)        1.7         (2.9)       (3.8)         .9
  Total                 (1.4)      (2.6)        1.2          1.3          --         1.2


     The 1995 decrease in total sales was attributed to weather conditions that led to below normal electricity consumption for a majority of the year and a decreased number of billing days in 1995 compared to 1994. The 1994 increase in total sales was due to an increase in the number of billing days in 1994 compared to 1993 and, to a lesser extent, weather. The Commercial sector experienced continued growth during 1995 due to sales increases across all the major commercial subsectors. Commercial growth in both years benefitted from night lighting programs. The sales declines in the Industrial sector are primarily related to the impact of two former customers taking energy service from independent power producers commencing in June 1994 and January 1995.

 Costs and Expenses

     Total Operating Expenses increased 5.9% and 7.6% in 1995 and 1994, respectively. Included in these expenses are the costs of energy, purchased capacity, operations, maintenance, depreciation and taxes.

     Energy expense reflects cost incurred for energy needed to meet load requirements, various energy supply sources used and operation of the LECs. Changes in costs reflect the varying availability of low-cost generation from

ACE-owned and purchased energy sources, and the corresponding unit prices of the energy sources used, as well as changes in the needs of other utilities participating in the Pennsylvania-New Jersey-Maryland Interconnection power pool. The cost of energy is recovered from customers primarily through the operation of the LEC. Excluding the effects of the SNJEI (discussed below), earnings generally are not affected by energy costs because these costs are adjusted to match the associated LEC revenues. In any period, the actual amount of LEC revenue recovered from customers may be greater or less than the actual amount of energy cost incurred in that period. Such respective overrecovery or underrecovery of energy costs is recorded on the Consolidated Balance Sheet as a liability or an asset as appropriate. Amounts in the balance sheet are recognized in the Consolidated Statement of Income within Energy expense during the period in which they are subsequently recovered through the LEC. ACE was underrecovered by $31.4 million and by $11 million at December 31, 1995 and 1994, respectively. The increase in 1995 is due to the combination of the election to defer recovery of $20.6 million of recoverable fuel costs, lower than projected kilowatt-hour sales and greater than projected purchased fuel as replacement for Salem Station generation.

     As a result of implementing the Southern New Jersey Economic Initiative (SNJEI), ACE is forgoing the recovery of energy costs in LEC rates in the amount of $10.0 million and $28.0 million for the 1995 and 1994 LEC periods, respectively. After tax net income has been reduced by $12.2 million and $10.1 million due to the effects of the initiative for 1995 and 1994, respectively.

     Energy expense decreased 9.0% in 1995 primarily due to the increase in underrecovered fuel costs, offset in part by the effects of the SNJEI referred to above. In 1994, Energy expense increased 32.7% due to the SNJEI and the increase in the levelized energy clause that reduced underrecovered fuel costs. Production-related energy costs for 1995 decreased 1.9% due to reduced generation. The average unit cost of energy decreased to 2.02 cents per kilowatt-hour in 1995 compared to 2.04 cents per kilowatt-hour in 1994. Production-related energy costs for 1994 increased by 19.9% due to increased overall generation and the high cost of energy from additional nonutility sources. The 1993 cost per kilowatt-hour was 1.82 cents.

     Purchased Capacity expense reflects entitlement to generating capacity owned by others. Purchased Capacity expense increased 45.5% and 18.2% in 1995 and 1994, respectively. The increases reflect additional contract capacity supplied by nonutility power producers in each year.

     Operations expense decreased 2.8% and 3.5% in 1995 and 1994, respectively. These decreases reflect the benefits of ACE's restructuring programs, initiated in 1993 and 1994. The 1995 decrease was offset in part by the additional costs associated with Salem Station restart activities. Net after tax savings approximated $8 million in 1995 related to the workforce reduction recorded in 1994. Employee separations throughout ACE of approximately 300 employees largely occurred on March 1, 1995. The original estimate of net after tax savings of $10 million was based on a full-year assessment. Maintenance expense decreased 8.5% and 17.2% in 1995 and 1994, respectively, due to cost saving measures.

     Depreciation and Amortization expense increased 7.0% and 7.9% in 1995 and 1994, respectively, as a result of continued increases in ACE's depreciable electric plant in service.

     State Excise Taxes expense increased 5.9% in 1995 due to an increase in the tax base used to calculate the tax in comparison to the 1994 tax base. In 1994, State Excise Taxes expense decreased 6.9% relative to the higher tax assessment in 1993.

     Federal Income Taxes increased 7.9% in 1995 and decreased 6.1% in 1994 as a result of the level of taxable income during those periods.

     Employee Separation costs is the provision by ACE in 1994 for the reduction of its workforce. Other-Net within Other Income (Expense) decreased in 1994 due to the net after-tax impacts of the write-off of deferred nuclear study costs of $1.4 million and the write-down of the carrying value of ASP's commercial property of $1.7 million. The Litigation Settlement for 1993 represents an additional allocation to customers of the proceeds from the 1992 settlement associated with the Peach Bottom Station shut down in prior years.

     Interest on Long Term Debt increased 5.2% in 1995 due to increased amounts of debt outstanding during the year. In 1994, interest on long term debt decreased 3.4% due to refunding of higher cost debt. At December 31, 1995, 1994 and 1993, ACE's embedded cost of long term debt was 7.5%, 7.6% and 7.8%, respectively.

     Preferred Stock Dividend Requirements decreased 12.5% and 4% in 1995 and 1994, respectively, as a result of continuing mandatory and optional redemptions. Embedded cost of Preferred Stock as of December 31, 1995, 1994 and 1993 was 7.4%, 7.6% and 7.7%, respectively.

OUTLOOK

     Over the next five years, AEI will devote considerable resources to the development of energy-related businesses and markets. AEE's business plan calls for additional investments of $400 million. AEE's investment strategy will further its long term objectives of becoming a wholesale energy supplier and aggregator as well as a provider of energy services for its customers. AEE also expects to make additional investments in energy-related technologies and services while continuing to pursue strategic business alliances and services that will support its growth and financial performance. AEE's business plan indicates a positive contribution to earnings in 1996.

     Throughout this period, however, ACE's utility business will continue to be the primary factor influencing the Company's overall financial performance. Factors such as regional economic trends, abnormal weather conditions and inflation will continue to be important determinants of ACE's financial performance. However, continued competition from independent power producers and the anticipated deregulation of the electric utility industry are becoming the most critical strategic factors for ACE.

     Fundamental changes in the industry have led to the emergence of significant competitive issues for ACE, including heightened competition in the wholesale bulk power market, the growth of the independent power industry and the pressure to offer more competitive rates to customers.

     ACE is closely monitoring deregulation of the industry on both a state and Federal level. The Federal Energy Regulatory Commissions' (FERC) on-going rulemaking proceeding is proposing changes to rules governing transmission access and pricing. FERC is also establishing guidelines for recovery of stranded costs and investments stemming from wholesale transactions. In response to FERC's initiative, the power pool in which ACE participates has proposed significant changes to its structure and operation.

     State jurisdictions across the country, including New Jersey, are closely examining the issues surrounding deregulation or are creating new regulations designed to foster a more competitive industry. ACE is playing an active role in The New Jersey Board of Public Utilities' (BPU) on-going Energy Master Plan proceeding. Among other things, the proceeding is investigating the extent to which utilities, in a competitive environment, may be threatened with the inability to recover investments or long term commitments prudently made, and placed into rates under traditional ratemaking regulations. To date, the BPU has made no formal policy pronouncement regarding deregulation or the recovery of stranded commitments.

     In anticipation of heightened competition in energy markets, ACE is pursuing a number of initiatives designed to strengthen its position in the marketplace. The cost of ACE's power supply, including the cost of power purchased from independent power producers, along with its retail prices are expected to be critical success factors in a competitive marketplace. ACE is focusing on cost and rate control measures as well as the development of new energy-related products and services. To allow for more flexibility and closer cost control, ACE transferred its production operations to its subsidiary, Deepwater Operating Company, on January 1, 1996. Alternate pricing mechanisms and long term discount power contracts are being explored as a means of retaining key customers that are at risk of leaving ACE's system. While any such discounts are intended to have a long term beneficial impact, they could have a detrimental effect on ACE's operating revenues and net income in the short term.

     ACE's net income and its levelized energy adjustment rates may be affected by the operational performance of nuclear generating facilities and a BPU-mandated nuclear unit performance standard. Net income may also be affected by significant changes in the decommissioning costs associated with the nuclear units. At this time, it is not known what impact there may be on future operations and financial condition associated with the uncertain status of Salem Station Unit 1.

     The electric utility industry continues to be capital intensive. ACE has lowered its planned construction budget to $398 million for 1996-2000, with an expected reduction in its external cash requirements. ACE's ability to generate cash flows or access the capital markets to fund capital requirements will be affected by competitive pressures on revenues and net income, as well as regulatory initiatives and rate developments.

     The FASB issued two new statements in 1995--Statement No. 121 "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of" and Statement No. 123 "Accounting for Stock-Based Compensation". Both statements are effective for the Company in 1996. Statement No. 121 primarily concerns accounting for the impairment and disposal of property, plant and equipment. Statement No. 123 permits a fair value-based method to account for stock-based compensation as an alternative to the intrinsic value-based method currently permitted. The Company currently employs stock-based compensation which has not had a material impact on the financial statements. The Company has not yet fully assessed the impacts on its financial statements of the requirements of these new accounting standards.

INFLATION

     Inflation affects the level of operating expenses and also the cost of new utility plant placed in service. Traditionally, the rate making practices that have applied to ACE have involved the use of historical test years and the actual cost of utility plant. However, the ability to recover increased costs through rates, whether resulting from inflation or otherwise, depends upon both market circumstances and the frequency, timing and results of rate case decisions.

-------------------------------------------------------------------------------

                              INVESTOR INFORMATION

  Where should I send inquiries concerning my investment in Atlantic Energy or Atlantic Electric?

     The company serves as recordkeeping agent, dividend disbursing agent and also as transfer agent for common stock and Atlantic Electric's preferred stock. Correspondence concerning such matters as the replacement of dividend checks or stock certificates, address changes, dividend reinvestment and stock purchase plan inquiries or any general information about the company should be addressed to:

Atlantic Energy, Inc.
Investor Records
6801 Black Horse Pike
P.O. Box 1334
Pleasantville, New Jersey 08232
Telephone (609) 645-4506 or (609) 645-4507

     Effective February 1, 1996, the role of transfer agent for common stock will be shared with Continental Stock Transfer & Trust Company. Requests for the transfer of common stock certificates should be forwarded to:

Continental Stock Transfer & Trust Company
2 Broadway, 19th Floor
New York, NY 10004
Telephone (212) 509-4000

     Preferred stockholders should continue to contact Atlantic Energy with regard to the transfer of their stock.

 When are dividends paid?

     The proposed record dates and payable dates are as follows:

                      Record Dates            Payable Dates
                      ------------            -------------
                      March 25, 1996          April 15, 1996
                      June 24, 1996           July 15, 1996
                      September 23, 1996      October 5, 1996
                      December 23, 1996       January 15, 1997

     The following table indicates dividends paid per share in 1995 and 1994 on common stock:

                                                1995          1994
                                                ----          ----
      First Quarter .....................      $.385          $.385
      Second Quarter ....................       .385           .385
      Third Quarter .....................       .385           .385
      Fourth Quarter ....................       .385           .385
                                               -----          -----
      Annual Total ......................      $1.54          $1.54
                                               =====          =====
     Dividend checks are mailed to reach shareholders approximately on the payment date. If a dividend check is not received within 10 days of the payment date, or if one is lost or stolen, contact Investor Records.

     Dividends paid on common stock in 1995 and 1994 were fully taxable. Some state and local governments may impose personal property taxes on shares held in certain corporations. Shareholders residing in those states should consult their tax advisors with regard to personal property tax liability.

  Who is the trustee and interest paying agent for Atlantic Electric's bonds and debentures?

     First mortgage bond recordkeeping and interest disbursing are performed by The Bank of New York, 101 Barclay Street, New York, New York 10286. Debenture recordkeeping and interest disbursing are performed by First Fidelity Bank, N.A. 765 Broad Street, Newark, New Jersey 07102.

 Does the Company have a Dividend Reinvestment and Stock Purchase Plan ("Plan")?

     Yes. The Plan allows shareholders of record and interested investors to automatically invest their cash dividend and/or optional cash payments in shares of the company's common stock. Other services available to Plan participants include certificate safekeeping and automatic investment. Holders of record of common stock or interested investors wishing to enroll in the Plan should contact Investor Records at the address listed. In addition, shareholders whose stock is held in a brokerage account may be able to participate in the Plan. These shareholders should contact their broker or Investor Records for more information.

 Where is the Company's stock listed?

     Common stock is listed on the New York Stock Exchange. The trading symbol of the company's common stock is ATE; however, newspaper listings generally use AtlEnrg or AtlanEngy.

     The high and low sale prices of the common stock reported in the Wall Street Journal as New York Stock Exchange--Composite Transactions for the periods indicated were as follows:

                                          1995                    1994
                                   -------------------    -------------------
                                     High        Low        High        Low
                                   -------     -------    -------     -------
   First Quarter ...............   $19.000     $17.750    $21.750     $19.875
   Second Quarter ..............    19.625      17.875     21.500      16.375
   Third Quarter ...............    19.875      18.125     19.625      16.125
   Fourth Quarter ..............    20.125      19.000     18.250      16.000

  Is additional information about the company available?

     The annual report to the Securities and Exchange Commission on Form 10-K and other reports containing financial data are available to shareholders. Specific requests should be addressed to:

Atlantic Electric
Financial Services Department
6801 Black Horse Pike
Egg Harbor Township, New Jersey 08234-4130
Telephone (609) 645-4483 or (609) 645-4518
FAX (609) 645-4132

                        SELECTED FINANCIAL DATA 1995-1991



                                                  1995           1994          1993           1992          1991
                                               ----------     ----------    ----------     ----------     ----------
Operating Revenues (000) ...................   $  953,137     $  913,039    $  865,675     $  816,825     $  808,374
Net Income (000) ...........................   $   81,768     $   76,113*   $   95,297     $   86,210     $   85,635
Earnings per Average Common Share ..........   $     1.55     $     1.41*   $     1.50     $     1.67     $     1.75
Total Assets (Year-end) (000) ..............   $2,620,896     $2,545,555    $2,487,508     $2,219,338     $2,151,416
Long-Term Debt and Cumulative
  Preferred Stock Subject to Mandatory
  Redemption (Year-end) (000) ..............   $1,019,603     $  940,788    $  952,101     $  842,236     $  807,347
Capital Lease Obligations
  (Year-end) (000) .........................   $   40,886     $   42,030    $   45,268     $   49,303     $   53,093
Dividends Declared on Common Stock .........   $     1.54     $     1.54    $    1.535     $    1.515     $    1.495
Common Shareholders (Year-end) .............       48,683         48,850        47,832         46,524         43,802

--------------

* Reflects special charges, primarily for employee separation costs.

                       DIRECTORS OF ATLANTIC ENERGY, INC.


As of December 31, 1995

JOS. MICHAEL GALVIN, JR.

President and Chief Executive Officer of South Jersey Health Corporation, The Memorial Hospital of Salem County, Salem, NJ. Director of Woodstown National Bank and Center for Health Affairs.

GERALD A. HALE

President of Hale Resources, Inc., Summit, NJ, a health care, industrial/natural resource investment and management company. General Manager of HHH Investment Company, LLC. Director of New Jersey Manufacturers Insurance Company, New Jersey Business and Industry Association and Hoke, Inc.

MATTHEW HOLDEN, JR.

Professor of Government & Foreign Affairs, University of Virginia, Charlottesville, VA. Economic and political consultant, arbitrator. Prior to 1982, Commissioner, Federal Energy Regulatory Commission and Wisconsin Public Service Commission.

CYRUS H. HOLLEY

President of Management Consulting Services, Grapevine, TX. Director and Chief Executive Officer of Oakmont Enterprises, Grapevine, TX. Director of UGI Corporation and Kerns Oil & Gas Company.

E. DOUGLAS HUGGARD

Chairman of the Board of Atlantic Energy. Retired Chief Executive Officer of Atlantic Energy and Retired Chairman and Chief Executive Officer of Atlantic Electric. Former President and Chief Operating Officer of Atlantic Energy and Atlantic Electric.

JERROLD L. JACOBS

Director, President and Chief Executive Officer of Atlantic Energy and Chairman and Chief Executive Officer of Atlantic Electric. Former Vice President of Atlantic Energy and President of Atlantic Electric.

KATHLEEN MACDONNELL

Corporate Vice President of Campbell Soup Company, Camden, NJ. President, Frozen Foods Group, of Campbell Soup Company. Director of the Campbell/Nakano Joint Venture and the American Frozen Food Institute. Former Sector Vice President, Prepared Foods, and Sector Vice President, Grocery, of Campbell Soup Company.

RICHARD B. MCGLYNN

Attorney. Vice President and General Counsel of United Water Resources, Inc., Harrington Park, NJ. Former Partner in the law firm of LeBoeuf, Lamb, Greene & MacRae and Former Partner in the law firm of Stryker, Tams & Dill.

BERNARD J. MORGAN

Financial Investor, Southampton, PA. Director of FormMaker Software, Inc., Atlanta, GA. Former Vice Chairman of First Fidelity Bancorporation, NJ/PA, Former Vice Chairman, President, Chief Executive Officer and Chief Operating Officer of Fidelcor, Inc. Former Chairman, Deputy Chairman, Chief Executive Officer, President and Chief Operating Officer of Fidelity Bank, N.A.

HAROLD J. RAVECHE

President of Stevens Institute of Technology, Hoboken, NJ. Director of National Westminster Bancorp, Inc. and member of the U.S. Council on Competitiveness and Business Executives for National Security. Former Dean of Science, Rensselaer Polytechnic Institute.

               OFFICERS OF ATLANTIC ENERGY, INC. AND SUBSIDIARIES

(Age/Years of Service) As of December 31, 1995

JERROLD L. JACOBS (56/34)

President and Chief Executive Officer of Atlantic Energy Director of Atlantic Energy, Atlantic Electric and Atlantic Energy Enterprises Chairman and Chief Executive Officer of Atlantic Electric

Mr. Jacobs was elected president & chief executive officer of Atlantic Energy in 1993 and has also held the position of chairman & chief executive officer of Atlantic Electric since 1993. He has also held the positions of president, chief operating officer and executive vice president of Atlantic Electric. Mr. Jacobs joined Atlantic Electric in 1961 as an engineer.

MICHAEL J. CHESSER (47/2)

Senior Vice President of Atlantic Energy President and Chief Operating Officer of Atlantic Electric Director of Atlantic Electric and Atlantic Energy Enterprises

Mr. Chesser was elected to his current position in 1995. He jointed Atlantic Energy in 1994 as vice president as well as executive vice president and chief operating officer of Atlantic Electric. Prior to joining Atlantic Energy, he was an executive with Baltimore Gas & Electric, where he served as vice president-marketing & gas operations.

MICHAEL J. BARRON (46/1)

Vice President and Chief Financial Officer of Atlantic Energy Senior Vice President and Chief Financial Officer of Atlantic Electric

Mr. Barron joined Atlantic Energy in 1995. He previously served as vice president and treasurer of Maxus Energy Corporation, Dallas, Texas.

JAMES E. FRANKLIN II (49/2)

Vice President, Secretary and General Counsel of Atlantic Energy

Secretary of Atlantic Energy Enterprises Director, Senior Vice President, Secretary and General Counsel of Atlantic Electric

Mr. Franklin joined Atlantic Energy in 1994 as general counsel and was named to his current positions in 1995. He was previously a senior partner with the law firm of Megargee, Youngblood, Franklin & Corcoran, P.A. where he represented Atlantic Energy in the capacity of external legal counsel.

MEREDITH I. HARLACHER, JR. (53/30)

Vice President of Atlantic Energy
Director of Atlantic Electric
Senior Vice President-Power System of Atlantic Electric

Mr. Harlacher has served as vice president of Atlantic Energy and senior vice president of Atlantic Electric since 1987. He was named senior vice president-power system in 1995. He most recently served as senior vice president-energy supply. He joined Atlantic Electric in 1965 as an engineer.

HENRY K. LEVARI, JR. (47/24)

Vice President of Atlantic Energy
Director of Atlantic Electric
Senior Vice President-External Affairs of Atlantic Electric

Mr. Levari has served as vice president of Atlantic Energy and senior vice president of Atlantic Electric since 1991. Mr. Levari was named senior vice president-external affairs in 1995. Prior to his current position he served as senior vice president-customer operations. He jointed Atlantic Electric in 1971 as an engineer.

MARILYN T. POWELL (48/2)

Vice President of Atlantic Energy
Senior Vice President-Marketing of Atlantic Electric

Mrs. Powell was elected to her current position in 1995. She joined Atlantic Electric in 1994 as vice president-marketing. She previously served as IBM's director of marketing process for its U.S. unit.

SCOTT B. UNGERER (36/14)

Vice President of Atlantic Energy
Director of Atlantic Energy Enterprises (AEE) and all AEE subsidiaries President and Chief Operating Officer of Atlantic Energy Enterprises
President of ATE Investment, Atlantic Energy Technology, Atlantic Southern Properties and CoastalComm Member of the operating committee for Atlantic CNRG Services, LLC

Mr. Ungerer was named vice president of Atlantic Energy in 1994, and president and chief operating officer of Atlantic Energy Enterprises in 1995. He previously served in various executive positions in Atlantic Energy's nonutility companies and held various management positions at Atlantic Electric. He joined Atlantic Electric in 1980 as an engineer.

LOUIS M. WALTERS (43/17)

Treasurer of Atlantic Energy
Vice President, Treasurer and Assistant Secretary of
Atlantic Electric
Certified Public Accountant

Mr. Walters was named to his current position in 1995. He has served as vice president-treasurer of Atlantic Electric since 1993. He previously served as general manager-treasury and finance of Atlantic Electric. He joined Atlantic Electric in 1978 as an accountant.

FRANK E. DICOLA (48/2)

Vice President and Treasurer of Atlantic Energy Enterprises (AEE)
Director of all AEE subsidiaries
President of Atlantic Thermal Systems
Treasurer of ATE Investment, Atlantic Energy Technology, Atlantic Generation, Atlantic Southern Properties and CoastalComm
Member of the operating committee for Atlantic CNRG Services, LLC
Secretary of Atlantic Generation

Mr. DiCola was named to his position in 1995. He joined Atlantic Thermal Systems as president in 1994. He was previously with Cogeneration Partners of America where he served as president.

ERNEST L. JOLLY (43/15)
Vice President-Atlantic Transformation of Atlantic Electric

Mr. Jolly was elected vice president of Atlantic Electric in 1992 and was named to his current position in 1994. He previously served as vice president-external affairs. He jointed Atlantic Electric in 1980 as an engineer.

J. DAVID MCCANN (44/23)

Vice President-Strategic Customer Support of Atlantic Electric

Mr. McCann was named to his current position in 1994. He has served as a vice president of Atlantic Electric since 1985. Prior to his current assignment, he served as vice president-engineering & construction services of Atlantic Electric. He joined Atlantic electric in 1972 as an engineer.

HENRY C. SCHWEMM, JR. (54/26)

Vice President-Power Generation & Fuels Management of Atlantic Electric

Mr. Schwemm was named to his current position in 1993. He previously served as vice president-production of Atlantic Electric. He joined Atlantic Electric in 1969 as an engineer.

JAMES C. WELLER (46/2)

Vice President and Assistant Secretary of Atlantic Energy Enterprises (AEE) and Director of all AEE subsidiaries
President of Atlantic Generation
Secretary of ATE Investment, Atlantic Energy
Technology, Atlantic Southern Properties, Atlantic Thermal Systems and
CoastalComm
Treasurer of Atlantic Thermal Systems

Mr. Weller was named to his current position in 1995. He joined Atlantic Generation, Inc. as president in 1994. He previously held the position of vice president-engineering and project development for Cogeneration Partners of America.

                THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS
   IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE LISTED PROPOSALS

SIGNATURE(S)___________________________________________________________________

[ ]    I plan to attend the meeting on April 24, 1996

[ ]    CHECK BOX TO ELIMINATE SENDING FUTURE
         ANNUAL REPORTS FOR THIS ACCOUNT.

  DATE _______________ , 1996

PLEASE SIGN EXACTLY AS YOUR NAME APPEARS ON THE RIGHT. EACH JOINT OWNER MUST SIGN. WHEN SIGNING AS TRUSTEE, GUARDIAN, EXECUTOR, ADMINISTRATOR OR CORPORATE OFFICER, PLEASE GIVE FULL TITLE.

                                   ACCOUNT NO.
-------------------------------------------------------------------------------
 TEAR HERE                                                           TEAR HERE

[LOGO]


{PHOTO]                                        March 18, 1996

              E. D. Huggard
              Chairman Of The Board Of Directors

YOU ARE CORDIALLY INVITED TO JOIN US AT THE 1996 ANNUAL MEETING OF SHAREHOLDERS OF ATLANTIC ENERGY, INC. THIS YEAR THE MEETING WILL BE HELD IN THE ATLANTIC CITY BALLROOM OF HARRAH'S CASINO HOTEL, 777 HARRAH'S BOULEVARD, IN ATLANTIC CITY, NEW JERSEY, ON WEDNESDAY, APRIL 24, 1996, STARTING AT 3:00 P.M. I HOPE YOU WILL BE ABLE TO ATTEND. AT THE MEETING, IN ADDITION TO CONSIDERING AND ACTING ON THE MATTERS DESCRIBED IN THE ATTACHED PROXY STATEMENT, A CURRENT REPORT ON THE BUSINESS OPERATIONS OF THE COMPANY AND ITS SUBSIDIARIES WILL BE GIVEN.

IT IS IMPORTANT THAT YOUR SHARES BE VOTED WHETHER OR NOT YOU PLAN TO BE PRESENT AT THE MEETING. YOU SHOULD SPECIFY YOUR CHOICES BY MARKING THE APPROPRIATE BOXES ON THE PROXY FORM ABOVE AND DATE, SIGN AND RETURN YOUR PROXY FORM IN THE ENCLOSED, POSTPAID RETURN ENVELOPE AS PROMPTLY AS POSSIBLE. IF YOU DATE, SIGN AND RETURN YOUR PROXY FORM WITHOUT SPECIFYING YOUR CHOICES, YOUR SHARES WILL BE VOTED IN ACCORDANCE WITH THE RECOMMENDATIONS OF YOUR DIRECTORS.

I WELCOME YOUR COMMENTS AND SUGGESTIONS. TIME WILL BE PROVIDED DURING THE MEETING FOR YOUR QUESTIONS. FOR YOUR CONVENIENCE, DIRECTIONS TO THE MEETING SITE HAVE BEEN PRINTED ON THE REVERSE SIDE OF THIS LETTER. I LOOK FORWARD TO SEEING YOU.

                                               Sincerely,

                                               E.D. HUGGARD

                       DIRECTIONS TO HARRAH'S CASINO HOTEL

FROM NEW YORK: Take the New Jersey Turnpike to Exit 11 (Garden State Parkway). Take the Garden State Parkway South to Exit 40 (White Horse Pike - Route 30). Take Route 30 East and follow the signs for Brigantine. Exit Route 30 at Dr. Martin Luther King Blvd. (Illinois Ave.). Follow the signs to Harrah's. (approximately 2 hours 20 minutes)

FROM PHILADELPHIA: Take the Ben Franklin or the Walt Whitman Bridge to the North South Freeway (Route 42). Take the North South Freeway to the Atlantic City Expressway. Take the Atlantic City Expressway to Exit 9 (Brigantine). Follow Delilah Road (646) to Route 30 East. Exit Route 30 East at Dr. Martin Luther King Blvd. (Illinois Ave.). Follow the signs to Harrah's. (approximately 65 minutes)

FROM BALTIMORE/WASHINGTON, D.C.: Take I-95 North to the Walt Whitman Bridge to the North South Freeway (Route 42). Take the North South Freeway to the Atlantic City Expressway. Take the Atlantic City Expressway to Exit 9 (Brigantine). Follow Delilah Road (646) to Route 30 East. Exit Route 30 East at Dr. Martin Luther King Blvd. (Illinois Ave.) Follow the signs to Harrah's. (approximately 3 hours 45 minutes from Washington, D.C.)

FROM THE SOUTH: Take the Garden State Parkway North to Exit 38 (Atlantic City Expressway). Take the Atlantic City Expressway straight into Atlantic City. At the end of the Expressway, turn left onto Arctic Avenue and drive to Dr.Martin Luther King Blvd. (Illinois Ave.) where you will turn left again. Follow the signs to Harrah's.


-------------------------------------------------------------------------------

     The undersigned appoints(s) J. M. Galvin, Jr., E. D. Huggard, and J. L. Jacobs or any of them, proxies with full power of substitution to vote all of the shares of Atlantic Energy, Inc. Common Stock, which the undersigned is entitled to vote at the Annual Meeting of Shareholders to be held on April 24, 1996 or any adjournments thereof.

     1. ELECTION OF DIRECTORS nominees below:

Jos. Michael Galvin, Jr.; Gerald A. Hale; Matthew Holden, Jr.; Cyrus H. Holley; Jerrold L. Jacobs; Richard B. McGlynn; Kathleen MacDonnell; Bernard J. Morgan and Harold J. Raveche.

   [ ] FOR         [ ]  AGAINST          FOR ALL NOMINEES EXCEPT: ____________

     2. To approve the Atlantic Energy, Inc. and Subsidiaries Employee Stock Purchase Plan.

   [ ] FOR         [ ]  AGAINST         [ ] ABSTAIN

     3. To ratify the appointment of Deloitte & Touche LLP as independent auditors the year ending December 31, 1996.

   [ ] FOR         [ ]  AGAINST        [ ]   ABSTAIN

        THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ABOVE PROPOSALS.

     4. To transact any other business as may properly come before the meeting, or any adjournments thereof.

                      PLEASE DATE AND SIGN THE REVERSE SIDE